UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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☐    Filed by a party other than the Registrant
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a‑12
DOMO, INC.

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DOMO, INC.
772 East Utah Valley Drive
American Fork, UT 84003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Mountain Time on Friday, June 30, 2023

TO THE HOLDERS OF COMMON STOCK OF DOMO, INC.:
Domo, Inc., a Delaware corporation, will hold its Annual Meeting of Stockholders on Friday, June 30, 2023, 9:00 a.m. Mountain Time, at 767 Auto Mall Drive, Suite 3, American Fork, UT 84003, for the following purposes which are more fully described in the accompanying Proxy Statement:
1.    To elect as directors the nominees named in this proxy statement to serve until the 2024 annual meeting of stockholders or until their successors are duly elected and qualified;
2.    To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024;
3.    To approve, on an advisory basis, the compensation of our named executive officers;
4.    To approve the amendment and restatement of our amended and restated certificate of incorporation to limit the liability of certain officers of our company as permitted by Delaware law; and
5.    To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
The board of directors of Domo, Inc. has fixed the close of business on May 11, 2023 as the record date for the meeting. Only stockholders of record of our Class A common stock and Class B common stock on May 11, 2023 are entitled to notice of, and to vote at, the meeting. Our proxy statement contains further information regarding voting rights and the matters to be voted upon.
On or about May 19, 2023, we expect to mail to our stockholders our proxy statement and 2023 annual report. This proxy statement and our 2023 annual report can also be accessed at the following internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via mail.
We appreciate your continued support of Domo, Inc. and look forward to either greeting you personally at the meeting or receiving your proxy.
By order of the board of directors,
/s/ Joshua G. James
Joshua G. James
Founder and Chief Executive Officer
Silicon Slopes, Utah
May 19, 2023

DOMO, INC.
772 East Utah Valley Drive
American Fork, UT 84003

PROXY STATEMENT
FOR 2023 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Mountain Time on Friday, June 30, 2023
We are furnishing this proxy statement and the enclosed form of proxy in connection with a solicitation of proxies by our board of directors for use at our annual meeting of stockholders (the “Annual Meeting”) to be held on June 30, 2023 and any postponements, adjournments, or continuations thereof. We will hold the Annual Meeting at 767 Auto Mall Drive, Suite 3, American Fork, UT 84003, on Friday, June 30, 2023 at 9:00 a.m. Mountain Time.
This proxy statement, the accompanying proxy card or voting instruction card, and our 2023 annual report were first mailed to stockholders on or about May 19, 2023. This proxy statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.
Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

THE PROXY PROCESS AND STOCKHOLDER VOTING
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Who is soliciting my vote?
The board of directors of Domo, Inc. is soliciting your vote in connection with the Annual Meeting.
What matters am I voting on?
You will be voting on:
•    the election, as directors, of the nominees named in this proxy statement to hold office until the 2024 annual meeting of stockholders or until their successors are duly elected and qualified;
•    a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024;
•    a proposal for the approval, on an advisory basis, of the compensation of our named executive officers;
•    a proposal to amend and restate our amended and restated certificate of incorporation to limit the liability of certain officers of our company as permitted by Delaware law; and
•    any other business that may properly come before the meeting.
How does the board of directors recommend I vote on these proposals?
The board of directors recommends a vote:
•    FOR the nominees named in this proxy statement for election as directors;
•    FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024;
•    FOR the approval, on an advisory basis, of the compensation of our named executive officers; and
•    FOR the amendment and restatement of our amended and restated certificate of incorporation to limit the liability of certain officers of our company as permitted by Delaware law.
Who is entitled to vote?
Holders of our Class A and Class B common stock as of the close of business on May 11, 2023, the record date, may vote at the Annual Meeting. As of the record date, we had 3,263,659 shares of Class A common stock and 32,446,941 shares of Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. In deciding all matters at the Annual Meeting, each stockholder will be entitled to forty votes for each share of Class A common stock and one vote for each share of Class B common stock held on the record date. We do not have cumulative voting rights for the election of directors. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our common stock.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.
Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials were forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.
How do I vote?
There are three ways to vote:
•    by internet at http://www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 29, 2023 (have your proxy card in hand when you visit the website);
•    by completing and mailing your proxy card (if you received printed proxy materials); or
•    by written ballot at the Annual Meeting.
Can I change my vote?
Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:
•    entering a new vote by internet;
•    returning a later-dated proxy card;
•    notifying the corporate secretary of Domo, Inc., in writing, at the address listed on the front page; or
•    completing a written ballot at the Annual Meeting.

What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Our board of directors has designated Ms. Cynthia Cowen and Mr. Peter Lowry as proxy holders. When you properly date, execute, and return your proxy card, the proxy holders will cast votes for your shares at the Annual Meeting according to your instructions. If you do not give specific instructions, the proxy holders will vote your shares in accordance with the recommendations of our board of directors, as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you properly revoke your proxy instructions. See section entitled “Can I change my vote?” above.
How do we count votes?
The inspector of election appointed by our board of directors for the Annual Meeting is responsible for counting votes. For Proposal No. 1, the inspector of election will separately count “For” and “Withhold” votes and broker non-votes for each nominee. For Proposal Nos. 2 and 4, the inspector of election will separately count “For” and “Against” votes, abstentions and broker non-votes. For Proposal No. 3, the inspector of election will separately count “For” and “Against” votes, abstentions and broker non-votes. See section entitled “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” for more information.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum at the meeting. The shares subject to a proxy that are not being voted on a particular proposal because of withholding, abstention or broker non-vote will count for purposes of determining the presence of a quorum.
How many votes are needed for approval of each matter?
•    Proposal No. 1: Directors are elected by a plurality of the voting power of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “For” are elected as directors. Any shares not voted “For” a particular nominee (whether as a result of withholding or a broker non-vote) are not counted in such nominee’s favor and have no effect on the election outcome.
•    Proposal No. 2: The ratification of the appointment of Ernst & Young LLP must receive the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes cast and thus have the same effect as a vote “Against” the proposal.

•    Proposal No. 3: The approval, on an advisory or non-binding basis, of our named executive officer compensation must receive the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes cast and thus have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us or on our board of directors. Our board of directors and our compensation committee will consider the outcome of the vote when determining the compensation of our named executive officers.
•    Proposal No. 4: The approval of our amended and restated certificate of incorporation must receive the affirmative vote of a majority of the voting power of all of the outstanding shares of our common stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as votes "Against" this proposal.
How do we solicit proxies for the Annual Meeting?
The board of directors is soliciting proxies for use at the Annual Meeting. We will bear all expenses associated with this solicitation. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
If your broker holds your shares as your nominee (that is, in “street name”), you will need to follow the instructions your broker provides to instruct your broker on how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares on our sole “routine” matter—the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on any of our other proposals, all of which are “non-routine” matters, absent directions from you (and failure to provide instructions on these matters will result in a “broker non-vote”).
Is my vote confidential?
We handle proxy instructions, ballots, and voting tabulations that identify individual stockholders in a manner that protects your voting privacy. We will not disclose your vote either within Domo, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of such votes and certification of the vote, and to facilitate a successful proxy solicitation.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current

Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy, of the proxy materials, you may contact us as follows:
Domo, Inc.
Attention: Investor Relations
772 East Utah Valley Drive
American Fork, UT 84003
(801) 899-1000
Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2024 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than January 20, 2024. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholders should address proposals to:
Domo, Inc.
Attention: Corporate Secretary
772 East Utah Valley Drive
American Fork, UT 84003

(801) 899-1000
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in our proxy materials with respect to such meeting, (2) otherwise properly brought before the meeting by or at the direction of our board of directors, or (3) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws. To be timely for our 2024 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:
•    not earlier than 8:00 a.m., Mountain time, on March 5, 2024; and
•    not later than 5:00 p.m., Mountain time, on April 4, 2024.
If we hold our 2024 annual meeting of stockholders more than 25 days from the one-year anniversary date of the 2023 annual meeting, we must receive a notice of a stockholder proposal that is not intended to be included in our proxy statement no earlier than 5:00 p.m., Mountain time, on the 120th day before such annual meeting and no later than 5:00 p.m., Mountain time, on the later of the following two dates:
•    the 90th day prior to such annual meeting; or
•    the 10th day following the day on which public announcement of the date of such meeting is first made.
If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not appear at the annual meeting to present the stockholder’s proposal, we are not required to present the proposal for a vote at the meeting.
Recommendation and Nomination of Director Candidates
Stockholders may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the corporate secretary of Domo, Inc. at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see section entitled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that our corporate secretary receive the notice within the time period described above under the section entitled “—Stockholder Proposals” above for stockholder proposals that are not intended to be included in our proxy statement.
Availability of Bylaws
You may obtain a copy of our bylaws by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
Attending the Annual Meeting
We will hold our Annual Meeting on Friday, June 30, 2023 at 9:00 a.m. Mountain Time, at 767 Auto Mall Drive, Suite 3, American Fork, UT 84003.
All stockholders should be prepared to present photo identification for admission to the Annual Meeting. Admission will be on a first-come, first-served basis. If you are a beneficial stockholder and hold your shares in “street name,” we will ask you to present proof of ownership of your shares as of the record date. Examples of acceptable evidence of ownership include your most recent brokerage statement showing share ownership prior to the record date or a photocopy of your voting instruction form. Persons acting as proxies must bring a valid proxy from a stockholder of record as of the record date. Your late arrival or failure to comply with these procedures could affect your ability to participate in the Annual Meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors currently comprises seven members. Six of our directors are independent under the Nasdaq listing standards. Our certificate of incorporation and bylaws provide that, until the date that outstanding shares of Class A common stock represent less than a majority of the total combined voting power of our Class A common stock and Class B common stock, or the voting threshold date, the number of our directors shall be at least one and may be fixed from time to time by resolution of our stockholders. There are no family relationships among any of our directors or executive officers.
Until the voting threshold date, we will have a single class of directors who are each elected for one-year terms and until their successors are duly elected and qualified. Following the voting threshold date, we will have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Our directors will be assigned by the then-current board of directors to a class. At such times as we have a classified board of directors, upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal.
The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors as of May 1, 2023.

Nominees	Age	Position
Joshua G. James	49	Founder, Chief Executive Officer and Director
Carine S. Clark(1)(2)	59	Executive Chair
Daniel Daniel(1)(2)	48	Director
Jeff Kearl(3)	50	Director
John Pestana(3)	49	Director
Dan Strong(1)(2)	64	Director
Renée Soto(3)	46	Director
(1)    Member of the audit committee
(2)    Member of the compensation committee
(3)    Member of the nominating and corporate governance committee

Nominees for Director
Joshua G. James, our founder, has served as our chief executive officer and as a member of our board of directors since March 2023, having previously served in the same capacities from September 2010 until March 2022. Mr. James was the co-founder of Omniture, Inc., a provider of online business optimization products and services, and from 1996 to 2009, he served as its chief executive officer. Mr. James took Omniture public in 2006 and facilitated the sale of Omniture to Adobe in 2009. Mr. James has served on the board of directors of various privately held and public companies, including as a director of Mercato Partners Acquisition Corporation, a publicly held capital market company, from November 2021 to July 2022. He founded Silicon Slopes, a nonprofit initiative with the mission to promote the interests of Utah’s startup and high-tech industry, and is a board member of Parity.org, where he was a co-founder of the Parity Pledge initiative. Mr. James attended Brigham Young University for three and a half years and studied entrepreneurship. We believe Mr. James’ perspective, experience and institutional knowledge as our founder and chief executive officer qualify him to serve as director.
Carine S. Clark has served as a member of our board of directors since March 2019. Beginning in 2022, Ms. Clark has served as the Chief Innovation Officer of Lumio, the preeminent leader in renewable energy. She previously was a General Partner at Pelion Venture Partners, an investment firm, and served as president and chief executive officer at Banyan, a SaaS company, from July 2017 until it was acquired by Nuvi in May 2019. Prior to Banyan, Ms. Clark served as president and chief executive officer for Allegiance Software from January 2013 until it was acquired by Maritz Market Research and became MaritzCX in December 2014. After the acquisition, Ms. Clark continued to serve as president and chief executive officer of MaritzCX, a customer experience and market research company, until December 2016. She previously held chief marketing officer roles at Symantec and Altiris and various senior marketing roles at Novell. She is a member of the board of directors of a number of private companies as well as community groups and serves on the executive boards of the Utah Governor’s Office of Economic Opportunity and Silicon Slopes. Ms. Clark holds a B.A. in organizational communications and an M.B.A. from Brigham Young University. We believe Ms. Clark’s experience as a chief executive and marketing executive at a number of technology companies, along with her experience as a director of various companies and nonprofit organizations, qualifies her to serve on our board of directors.
Daniel Daniel has served as a member of our board of directors since April 2019. Mr. Daniel is the founder and has served as portfolio manager of Twenty Acre Capital, an investment advisory firm, since April 2019. Mr. Daniel was a managing director and senior investor at BlackRock, an investment management company, from January 2011 until April 2019, where he was responsible for investments in a wide range of technology companies. Prior to joining BlackRock, he served as a special situations analyst and global hedge funds sales director at UBS. Mr. Daniel holds a B.S. in finance from the University of Utah and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Daniel is also a CFA charterholder. We believe that Mr. Daniel’s experience analyzing and investing in the technology sector and his background in finance qualify him to serve on our board of directors.
Jeff Kearl has served as a member of our board of directors since September 2019. Mr. Kearl has been managing director at Pelion Venture Partners, an investment firm, since October 2019 and at Precedent Investments, a venture capital firm, since 2012. He also has served as director and chairman of Stance, Inc., an apparel company, since co-founding Stance in 2009, and previously served as Stance’s chief executive officer from 2009 until September 2019. Prior to co-founding Stance, Mr. Kearl served as chief marketing officer of LogoWorks, a graphic design company, from 2004 until LogoWorks’ acquisition by HP Inc. in 2007, after which he continued to serve at HP as a director of strategy and new ventures. Mr. Kearl has also invested in and served on the board of directors of several private companies since 2001. Mr. Kearl holds a B.A. in marketing from Brigham Young University. Mr. Kearl was selected as an Entrepreneur of the Year in Orange County by Ernst & Young in 2019 and as a Director of the Year by the Forum of Corporate Directors in 2012. We believe Mr. Kearl’s experience as a director of various companies, along with his investment and leadership experience, qualifies him to serve on our board of directors.
John Pestana has served as a member of our board of directors since March 2022. Mr. Pestana is the co-founder, chief executive officer and chairman of the board of directors of ObservePoint, a digital data governance software platform. Prior to co-founding ObservePoint in January 2008, Mr. Pestana co-founded and held various leadership positions at Omniture Inc., an online marketing and web analytics company, until it was acquired by Adobe Systems Incorporated in 2009. Mr. Pestana is also the founder of EdgeCreek LLC, a property management company, in 2007. In addition to serving as chairman of the board of directors of ObservePoint, Mr. Pestana also serves on the board of directors of Libertas as its chairman since January 2013, a private non-profit organization, and Digital Analytics Association since June 2019, a private non-profit organization. Mr. Pestana holds a B.S. in management from Brigham Young University. We believe Mr. Pestana's experience as a chief executive and board chair at a technology company, along with his experience as a founder of technology companies, qualifies him to serve on our board of directors.
Dan Strong has served as a member of our board of directors since March 2023. Mr. Strong most recently served as CFO at Signifyd, a provider of an enterprise-grade fraud technology solution for e-commerce stores, from October 2019 until his retirement in December 2022. Prior to Signifyd, Mr. Strong served as CFO at Health Catalyst, a healthcare data and analytics company, from October 2015 to December 2018, where he oversaw all aspects of the finance and accounting functions. Prior to Health Catalyst, Mr. Strong spent nearly eight years as CFO of Control4, a home automation and control company. At Control4, Mr. Strong played an important role transitioning the company from a private, VC-backed company to a publicly traded company, culminating in its IPO in 2013. Mr. Strong holds a B.S. in accounting from the University of Utah and has completed executive courses on financial management practices from the University of Michigan and Harvard Business School. We believe that Mr. Strong's extensive experience in accounting and financial management at both publicly and privately held technology companies, qualifies him to serve on our board of directors.
Renée Soto has served as a member of our board of directors since March 2023. Ms. Soto has been a co-founding partner of Reevemark, a boutique communications firm specializing in financial media, investor relations and special situations, since its inception in September 2018. Prior to co-founding Reevemark, Ms. Soto founded Sotocomm, a media strategy and communications advisory firm, in May 2016, where she served until September 2018. Before that, she was a Managing Director and Partner at Sard Verbinnen, a strategic communications firm she joined in 2005. Ms. Soto began her career as an attorney at Cravath, Swaine & Moore, LLP. Ms. Soto holds a J.D. from Harvard Law School, where she was an editor of the Harvard Law Review, and a B.A. from Harvard College. We believe that Ms. Soto's experience in founding and leading companies, as well as her background in communications and investor relations qualify her to serve on our board of directors.
Vote Required
Each director is elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Independence
Our Class B common stock is listed on The Nasdaq Global Market. Under the rules of The Nasdaq Stock Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of The Nasdaq Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of The Nasdaq Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.
The current members of our board of directors are Joshua G. James, Carine S. Clark, Daniel Daniel, Jeff Kearl, John Pestana, Dan Strong and Renée Soto. In the fiscal year ended January 31, 2023, former directors John Mellor, Joy Driscoll Durling, Dana Evan, and Laurence “Jay” Brown, Jr. also served on our board of directors. Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that, other than Messrs. Mellor and James, none of our current directors has or had at the time of service a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is or was at the time of service “independent” as that term is defined under the rules of The Nasdaq Stock Market. Our board of directors also determined that Messrs. Strong and Daniel and Ms. Clark, who serve or served on our audit committee; Messrs. Daniel and Strong and Ms. Clark, who serve or served on our compensation committee; and Messrs. Kearl and Pestana and Ms. Soto, who serve or served on our nominating and corporate governance committee, satisfy or satisfied the independence standards for those committees established by applicable SEC rules and the rules of The Nasdaq Stock Market. As discussed below, we qualify as a “controlled company” under the corporate governance rules of The Nasdaq Stock Market and, as a result, are exempt from, and may elect not to comply with, the requirements that we have a majority of independent directors on our board of directors, an entirely independent nominating and corporate governance committee, an entirely independent compensation committee or perform annual performance evaluations of the nominating and corporate governance and compensation committees.

In making these determinations, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
Board Diversity Matrix as of May 1, 2023

Board size:
Total number of directors	7
Gender:	Male	Female	Non-Binary	Gender Undisclosed
Number of directors based on gender identity	5	2	-	-
Number of directors who identify in any of the categories below:
African American or Black	-	-	-	-
Alaskan Native of American Indian	-	-	-	-
Asian	-	-	-	-
Hispanic or Latino	-	1	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	5	2	-	-
Two or More Races or Ethnicities	-	1	-	-
LGBTQ+	-
Undisclosed	-
Board Leadership Structure
Ms. Clark serves as the executive chair of the board of directors and Mr. James serves as our chief executive officer. The roles of chief executive officer and chair of the board are currently separated in recognition of the differences between the two roles. We believe that it is in the best interests of our stockholders for the board of directors to determine whether to separate or combine these roles each time it elects a new chair or appoints a chief executive officer, based on the relevant facts and circumstances applicable at such time. Our board of directors has determined that its structure is appropriate to fulfill its duties effectively and efficiently, so that our chief executive officer can focus on leading our company, while the chair can focus on leading the board of directors in overseeing management. Our corporate governance guidelines are posted on our website at https://www.domo.com/ir.
Risk Management
Our board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. The board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, cybersecurity risks, liquidity risks, and operational risks. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our audit committee is responsible for overseeing the management of our risks relating to accounting matters and financial reporting. Our nominating and corporate governance committee is responsible for overseeing the management of our risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through discussions from committee members about such risks. Our board of directors believes its administration of its risk oversight function has not affected the board of directors’ leadership structure.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of business conduct and ethics is posted on our website at https://www.domo.com/ir.
Controlled Company Exemption
Mr. James, our founder and chief executive officer, controls a majority of the voting power of our common stock. As a result, we are a “controlled company” within the meaning of the corporate governance rules of The Nasdaq Stock Market. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain Nasdaq Stock Market corporate governance requirements. Although, as of the date of this proxy statement, the composition of our board of directors and its committees currently complies with applicable corporate governance rules of The Nasdaq Stock Market, we have previously, and may in the future rely, on the foregoing exemptions provided to controlled companies under the corporate governance rules of The Nasdaq Stock Market. If we, in the future, rely on these “controlled company” exemptions, we may not have a majority of independent directors on our board of directors, an entirely independent nominating and corporate governance committee, an entirely independent compensation committee or perform annual performance evaluations of the nominating and corporate governance and compensation committees unless and until such time as we are required to do so. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If we cease to be a “controlled company” and our shares continue to be listed on The Nasdaq Global Market, we will be required to comply with these provisions within the applicable transition periods.
Board Meetings and Committees
During the fiscal year ended January 31, 2023, the board of directors held eight meetings (including regularly scheduled and special meetings) and no incumbent director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he or she was a member.
We do not have a formal policy regarding attendance by members of our board of directors at the annual meetings of stockholders. Ms. Clark and Mr. Pestana attended our 2022 annual meeting of stockholders.

Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and the responsibilities described below. Our board of directors may from time to time establish other committees.
Audit Committee
The members of our audit committee are Messrs. Strong and Daniel and Ms. Clark, each of whom is a non-employee member of our board of directors. Our audit committee chair, Mr. Strong, and Mr. Daniel are our audit committee financial experts, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of The Nasdaq Stock Market. Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems. Our audit committee operates under a written charter that specifies its duties and responsibilities and satisfies the applicable listing standards of The Nasdaq Stock Market.
Our audit committee:
•approves the hiring, discharging, and compensation of our independent registered public accounting firm;
•oversees the work of our independent registered public accounting firm;
•approves engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;
•reviews the qualifications, independence, and performance of the independent registered public accounting firm;
•reviews our consolidated financial statements and our critical accounting policies and estimates;
•develops procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
•reviews the adequacy and effectiveness of our internal controls; and
•reviews and discusses the scope and results of the audit with the independent registered public accounting firm and reviews, with management and the independent accountants, our interim and annual operating results.
The audit committee held four meetings in the fiscal year ended January 31, 2023. Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The Nasdaq Global Market. A copy of the audit committee charter is available on our website at https://www.domo.com/ir.
Compensation Committee
The members of our compensation committee are Messrs. Daniel and Strong and Ms. Clark, each of whom is a non-employee member of our board of directors. Mr. Daniel is the chair of our compensation committee. Our compensation committee oversees our compensation policies and plans, and our benefits programs. Our compensation committee operates under a written charter that specifies its duties and responsibilities and satisfies the applicable listing standards of The Nasdaq Stock Market.
The compensation committee:
•reviews and recommends policies relating to compensation and benefits of our officers and employees;
•reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other senior officers;
•evaluates the performance of our officers in light of established goals and objectives and recommends compensation of our officers based on its evaluations; and
•administers the issuance of stock options and other awards under our stock plans.
The compensation committee met four times in the fiscal year ended January 31, 2023. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and The Nasdaq Stock Market. A copy of the compensation committee charter is available on our website at https://www.domo.com/ir. Pursuant to its charter, the compensation committee may form subcommittees and delegate to such subcommittees any power and authority the compensation committee deems appropriate, excluding any power or authority required by law, regulation or listing standard to be exercised by the compensation committee as a whole.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Messrs. Kearl and Pestana and Ms. Soto. Mr. Kearl is the chair of our nominating and corporate governance committee. Our nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors. Our nominating and corporate governance committee operates under a written charter that specifies its duties and responsibilities and satisfies the applicable listing standards of The Nasdaq Stock Market.
The nominating and corporate governance committee:
•evaluates and makes recommendations regarding the organization and governance of the board of directors and its committees;
•assesses the performance of members of the board of directors and makes recommendations regarding committee and chair assignments;
•recommends desired qualifications for board of directors membership and conducts searches for potential members of the board of directors; and
•reviews and makes recommendations with regard to our corporate governance guidelines.

The nominating and corporate governance committee met twice in the fiscal year ended January 31, 2023. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and The Nasdaq Stock Market. A copy of the nominating and corporate governance committee charter is available on our website at https://www.domo.com/ir. Our board of directors may from time to time establish other committees.
Considerations in Evaluating Director Nominees
The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, other commitments, and the like. Other than the foregoing, there are no stated minimum criteria for director nominees.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints. The nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. For additional information regarding our board of directors, see section entitled “Board of Directors and Corporate Governance—Board Diversity Matrix as of May 1, 2023.”
Stockholder Recommendations for Nominations to the Board of Directors
The nominating and corporate governance committee will consider candidates for directors recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules, and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws, and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our corporate secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock, and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to Domo, Inc., Attention: Corporate Secretary, 772 East Utah Valley Drive, American Fork, UT 84003. We must receive the notice no earlier than March 5, 2024 and no later than April 4, 2024. The notice must state the information required by our bylaws and otherwise must comply with applicable federal and state law.
Stockholder Communications with the Board of Directors
Stockholders wishing to communicate with a non-management member of the board of directors may do so by writing to such director, and mailing the correspondence to: Domo, Inc., Attention: Corporate Secretary, 772 East Utah Valley Drive, American Fork, UT 84003. All such stockholder communications will be forwarded to the appropriate committee of the board, or if none is specified, to the chairperson of the board.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted corporate governance guidelines. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies, and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our corporate governance guidelines and code of business conduct and ethics is posted on the Governance portion of our website at https://www.domo.com/ir. We will post amendments to our code of business conduct and ethics or waivers of our code of business conduct and ethics for directors and executive officers on the same website.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended January 31, 2023, Mses. Clark, Durling and Evan (beginning March 2022) and Mr. Daniel served on our compensation committee. None of the members of our compensation committee were or are our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Director Compensation for Fiscal Year Ended January 31, 2023
We retained Compensia, a national compensation consulting firm, to provide our board of directors with an analysis of market data compiled from certain public technology companies and assistance in determining compensation of directors. The following table sets forth information concerning compensation paid or accrued for the fiscal year ended January 31, 2023 for services rendered to us by members of our board of directors during any part of the fiscal year ended January 31, 2023. This table excludes Mr. Mellor, our former Chief Executive Officer and a former member of our board of directors, as well as Mr. James, who served on our board in February 2022. Neither Mr.

James nor Mr. Mellor received compensation from us in their roles as directors in the fiscal year ended January 31, 2023.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Carine S. Clark(3)	$181,480	$174,998	$356,478
Daniel Daniel(4)	$121,573	$174,998	$296,571
Dana Evan(5)	$121,910	$174,998	$296,908
Jeff Kearl(6)	$49,607	$174,998	$224,605
Joy Driscoll Durling(7)	$109,410	$174,998	$284,408
Laurence “Jay” Brown, Jr.(8)	$44,511	$174,998	$219,509
John Pestana(9)	$41,461	$444,454	$485,915
(1)    Includes an annual retainer fee and a committee fee or chairperson fee, as applicable, earned quarterly pursuant to our outside director compensation policy.
(2)    Represents the aggregate grant-date fair value of equity awards granted. We have computed these amounts in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For a discussion of the assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column, see the notes to our financial statements included in our annual report on Form 10-K for the fiscal year ended January 31, 2023.
(3)    As of January 31, 2023, Ms. Clark held restricted stock units covering 22,226 shares of our Class B common stock, of which 17,177 were vested as of such date.
(4)    As of January 31, 2023, Mr. Daniel held restricted stock units covering 21,309 shares of our Class B common stock, of which 16,260 were vested as of such date.
(5)    As of January 31, 2023, Ms. Evan held restricted stock units covering 37,310 shares of our Class B common stock, of which 32,261 were vested as of such date. Ms. Evan ceased to be a member of our board of directors effective March 1, 2023.
(6)    As of January 31, 2023, Mr. Kearl held restricted stock units covering 29,464 shares of our Class B common stock, of which 24,415 were vested as of such date.
(7)    As of January 31, 2023, Ms. Durling held restricted stock units covering 26,598 shares of our Class B common stock, of which 15,119 were vested as of such date. Ms. Durling ceased to be a member of our board of directors effective March 1, 2023.
(8)    As of January 31, 2023, Mr. Brown held restricted stock units covering 8,314 shares of our Class B common stock, of which 1,088 were vested as of such date. Mr. Brown ceased to be a member of our board of directors effective January 27, 2023.
(9)    As of January 31, 2023, Mr. Pestana held restricted stock units covering 10,637 shares of our Class B common stock, of which none were vested as of such date.
Outside Director Compensation Policy
Our outside director compensation policy, as amended and restated, provides for the following cash compensation to our outside directors:
•$10,000 retainer per quarter for each non-employee director;

•$12,500 retainer per quarter for the chair of the board of directors;
•$5,000 retainer per quarter for our lead non-employee director (if applicable);
•$6,250 retainer per quarter for the chair of the audit committee and $3,125 retainer per quarter for each other member of the audit committee;
•$3,750 retainer per quarter for the chair of the compensation committee and $1,875 retainer per quarter for each other member of the compensation committee; and
•$2,500 retainer per quarter for the chair of the nominating and corporate governance committee and $1,250 retainer per quarter for each other member of the nominating and corporate governance committee.
In addition to the cash compensation structure described above, our outside director compensation policy provides for the following equity incentive compensation program for non-employee directors.
Each non-employee director who first joins us (other than a director who becomes a non-employee director as a result of terminating employment with us) automatically will be granted a one-time, initial restricted stock unit award with a value of $357,000.
Further, on the date of each of our annual stockholder meetings, each non-employee director who is continuing as a director following our annual stockholder meeting automatically will be granted an annual restricted stock unit award with a value of $175,000 (provided that (1) the value of the award will be reduced to $87,500 if the director first became a non-employee director during the period beginning six months prior to the annual stockholders meeting and ending three months prior to the annual stockholders meeting, and (2) the director will not receive such an award if the director has not provided services as a non-employee director for at least three months prior to the annual stockholders meeting).
Unless otherwise determined by our board of directors or our compensation committee, the number of restricted stock units will be determined based on the fair market value of the shares of our common stock on the date of grant. Each initial restricted stock unit award is scheduled to vest over a period of three years following the award’s date of grant, with one-third of the award scheduled to vest on each of the first three anniversaries of the date the director first becomes a non-employee director, subject to continued service through each relevant vesting date. Each annual restricted stock unit award is scheduled to vest as to 100% of the underlying shares on the earlier of the one-year anniversary of the award’s grant date or the day prior to our next annual stockholder meeting, subject to continued service through such date. In the event of a change in control of our company, all equity awards granted to a non-employee director (including those granted pursuant to our outside director compensation policy) will fully vest and become immediately exercisable, subject to continued service through such date. In any fiscal year, a non-employee director may be paid, issued, or granted cash payments and equity awards with a total value of no more than $750,000 (with the value of an equity award based on its grant date fair value for purposes of this limit), or the annual director limit. Equity awards or other compensation granted to a non-employee director while he or she was an employee or consultant (other than a non-employee director) will not count toward this annual director limit.

We also will continue to reimburse our outside directors for reasonable, customary, and documented travel expenses incurred in connection with attending board and board committee meetings.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed Ernst & Young LLP, independent registered public accountants, to audit our financial statements for the fiscal year ending January 31, 2024. During the fiscal year ended January 31, 2023, Ernst & Young LLP served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Domo, Inc. and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024. Our audit committee is submitting the selection of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of Ernst & Young LLP, the board of directors may reconsider the appointment.
Fees Paid to the Independent Registered Public Accounting Firm
The following table summarizes the fees billed by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended January 31, 2023 and 2022, inclusive of out-of-pocket expenses. All fees described below were pre-approved by the audit committee.

	Year Ended January 31,
Fee Category	2022	2023
Audit fees	$1,364,110	$1,493,242
Audit-related fees	-	-
Tax fees	9,660	-
All other fees	2,690	-
Total fees	$1,376,460	$1,493,242
(1)Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, attestation services related to Section 404 of the Sarbanes Oxley Act of 2002, and the review of our quarterly consolidated financial statements.
(2)    Tax fees consist of consulting services for employment tax related disputes.

(3)    All other fees include any fees billed that are not audit or audit related. These fees related to an accounting research tool.
Auditor Independence
In the fiscal year ended January 31, 2023, there were no other professional services provided by Ernst & Young LLP that would have required the audit committee to consider their compatibility with maintaining the independence of Ernst & Young LLP.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Pursuant to its charter, the audit committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees. The audit committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings. In accordance with the foregoing, the committee has delegated to the chair of the audit committee the authority to pre-approve services to be performed by our independent registered public accounting firm and associated fees, provided that the chair is required to report any decision to pre-approve such audit-related or non-audit services and fees to the full audit committee for ratification at its next regular meeting.
Vote Required
The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2024 requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote AGAINST this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL NO. 3
ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY")
At our 2022 annual meeting of stockholders, our stockholders approved holding an advisory vote on the compensation of our named executive officers each year. Accordingly, pursuant to Section 14A of the Exchange Act and in accordance with SEC rules, we are providing our stockholders with the opportunity to vote at the Annual Meeting on this advisory or non-binding proposal regarding the compensation of our named executive officers (commonly referred to as “say-on-pay”).
This say-on-pay proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our named executive officers and will not be binding on us, the board of directors, or the compensation committee. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies, and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond.
For more information about the compensation that we paid to our named executive officers during the fiscal year ended January 31, 2023, please refer to the “Executive Compensation” section of this proxy statement, which we believe demonstrates that our executive compensation program was designed appropriately and is working to ensure management's interests are aligned with our stockholders' interests to support long-term stockholder value creation.
We are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:
“RESOLVED, that the stockholders of Domo, Inc. approve, on an advisory basis, the compensation of Domo, Inc.’s named executive officers, as disclosed in the Domo, Inc.’s proxy statement for the 2023 annual meeting of stockholders pursuant to the executive compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosures.”
Vote Required
The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote AGAINST this proposal. Broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE SAY-ON-PAY APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 4
AMENDMENT AND RESTATEMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
We are asking our stockholders to approve the amendment and restatement of our amended and restated certificate of incorporation, or the existing charter, to provide for exculpation from liability for our officers for certain breaches of fiduciary duties, similar to the protections currently available for our directors, as permitted under Delaware law.
Proposed Amended and Restated Certificate of Incorporation
The proposed amended and restated certificate of incorporation, marked to show the proposed changes, would amend Article IX of the existing charter to read in its entirety as follows (insertions are shown in underlined italics):
"To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or an officer, then the liability of a director or an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or an officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision."
A complete copy of the proposed amended and restated certificate of incorporation is attached as Annex A to this proxy statement.
Purpose of the Amended and Restated Certificate of Incorporation
Effective August 1, 2022, the State of Delaware, where we are incorporated, adopted amendments to Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, to allow a Delaware corporation to exculpate its officers from personal liability for monetary damages for certain breaches of fiduciary duty as an officer. Prior to this amendment to the DGCL, Delaware corporations were permitted to exculpate directors from personal liability for monetary damages associated with breaches of the duty of care, but that protection did not extend to a Delaware corporation’s officers. Consequently, stockholder plaintiffs have employed a tactic of bringing certain claims — that would otherwise be exculpated if brought against directors — against individual officers to avoid dismissal of such claims. The DGCL amendment was adopted to address inconsistent treatment between officers and directors and respond to rising litigation and insurance costs for Delaware companies and their stockholders.
Our board of directors desires to amend and restate the existing charter to add provisions consistent with the amendments to the DGCL and believes that the proposed amended and restated certificate of incorporation, is necessary in order to (i) continue to attract and retain experienced and qualified officers and (ii) address rising litigation and insurance costs for our company and stockholders. The proposed amended and restated certificate of incorporation would allow for the exculpation of certain officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the company itself or for derivative claims brought by stockholders in the name of the company. As is currently the case with directors under our existing charter, the proposed amended and restated certificate of incorporation would not limit the liability of officers for any breach of the duty of loyalty to the company or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or any transaction from which the officer derived an improper personal benefit.
Effectiveness of the Amended and Restated Certificate of Incorporation
If the proposed amended and restated certificate of incorporation is approved by the stockholders at the Annual Meeting, it will become effective upon the filing of the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware. In accordance with the DGCL, however, our board of directors may elect to abandon the proposed amendment and restatement of the existing charter without further action by the stockholders at any time prior to the effectiveness of the filing of the proposed amended and restated certificate of incorporation with the Secretary of State of the State of Delaware, notwithstanding stockholder approval of the amended and restated certificate of incorporation.
Vote Required
The approval of our amended and restated certificate of incorporation must receive the affirmative vote of a majority of the voting power of all of the outstanding shares of our common stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as votes AGAINST this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE AMENDMENT AND RESTATEMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

REPORT OF THE AUDIT COMMITTEE
The audit committee of the board of directors currently comprises of three independent directors and operates under a written charter originally adopted by the board of directors in May 2018, which charter is reviewed on an annual basis and amended as necessary by the board of directors upon recommendation by the audit committee.
The members of the audit committee are currently Dan Strong (chair), Daniel Daniel, and Carine S. Clark. Each of the members of the audit committee is an “independent director” as currently defined in Rules 5605(a)(2) and (ii) of the Nasdaq listing standards and Rule 10A-3 of the Exchange Act. The board of directors has also determined that Mr. Strong and Mr. Daniel are “audit committee financial experts” as described in applicable rules and regulations of the SEC.
The audit committee appoints an accounting firm as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Management is responsible for our internal controls and the financial reporting process. The audit committee is responsible for monitoring and overseeing these processes.
The audit committee held four meetings during the fiscal year ended January 31, 2023. The meetings were designed to provide information to the audit committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of our company, and to facilitate and encourage communication between the audit committee, management, and our independent registered public accounting firm, Ernst & Young LLP. Management represented to the audit committee that our financial statements were prepared in accordance with generally accepted accounting principles. The audit committee reviewed and discussed the audited financial statements for fiscal year ended January 31, 2023 with management and the independent registered public accounting firm. The audit committee also instructed the independent registered public accounting firm that the audit committee expects to be advised if there are any subjects that require special attention.
The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by the independent registered public accounting firm with the audit committee under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm, Ernst & Young LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP that firm’s independence.
Based on its review of the audited financial statements and the various discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended January 31, 2023.
The audit committee of the board of directors of Domo, Inc.:

Dan Strong (Chair)
Carine S. Clark
Daniel Daniel

This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Domo under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent Domo specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

EXECUTIVE OFFICERS
The following table sets forth the names, ages, and positions of our executive officers as of May 1, 2023. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Joshua G. James	49	Founder and Chief Executive Officer
David Jolley	59	Chief Financial Officer
Daren Thayne	57	Chief Technology Officer and Executive Vice President of Engineering
There are no family relationships among any of the directors or executive officers.
Executive Officers
Joshua G. James. See section entitled “Proposal No. 1—Election of Directors—Nominees for Director” for Mr. James’ biographical information.
David Jolley has served as our chief financial officer since March 2023. Mr. Jolley served as a director at Scalar, a business valuation firm, from November 2021 to March 2023. Prior to joining Scalar, Mr. Jolley served in various roles at Ernst & Young, a multinational accounting firm, from 1997 to October 2020, including as a Senior Partner from January 2020 to October 2020, the Americas Growth Markets Leader from 2017 to January 2020, West Region Managing Partner of Markets from 2013 to 2016, and Office Managing Partner in Salt Lake City from 2003 to 2017. Mr. Jolley holds an M.B.A. from the University of Utah and a B.S. in accounting from Brigham Young University.
Daren Thayne has served as our chief technology officer since 2010 and as executive vice president of engineering since January 2023. Prior to joining the Company, Mr. Thayne served as Chief Information Officer at Interbank FX, an online foreign exchange trading services provider, from 2007 to 2010 and Chief Technology Officer and SVP of Development at Ancestry.com, a genealogy company. Mr. Thayne currently serves on the board of directors of Consensus, a private software-as-a-service company. Mr. Thayne holds an M.B.A. and a B.S. in mechanical engineering from Brigham Young University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2023. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the compensation committee of our board of directors arrived at the specific compensation decisions for our named executive officers in fiscal 2023 and discusses the key factors that the compensation committee considered in determining their compensation.

This Compensation Discussion and Analysis provides information regarding the fiscal 2023 compensation program for our named executive officers:
•    John Mellor, our former Chief Executive Officer (our “CEO”);
•    Joshua G. James, our Founder and CEO;
•    Bruce Felt, our former Chief Financial Officer (our “CFO”);
•    Catherine Wong, our former Chief Operating Officer and former Executive Vice President of Engineering; and
•    Daren Thayne, our Chief Technology Officer and Executive Vice President of Engineering.
On March 1, 2022, Mr. James resigned from his role as CEO and entered into a separation and transition agreement with us to provide for a smooth transition of his role; Mr. James subsequently rejoined our company effective March 3, 2023. Effective as of March 1, 2022, Mr. Mellor, who previously served as our Chief Strategy Officer, was appointed as our CEO; Mr. Mellor subsequently resigned from such role on March 3, 2023 and entered into a separation letter agreement with us. On December 8, 2022, Mr. Felt entered into a transition services agreement with us, pursuant to which he would separate employment with us upon the earlier of the date we hired a replacement CFO and the one-year transition services agreement; Mr. Felt's employment with us ended on March 5, 2023, the date we appointed David Jolley as our CFO. On January 6, 2023, Ms. Wong resigned from her role as our Chief Operating Officer and Executive Vice President of Engineering, effective January 15, 2023. Effective as of the same date, Mr. Thayne, our current Chief Technology Officer, was appointed as the Company’s Executive Vice President of Engineering.
Executive Summary
Who We Are
At Domo, we believe people and data are an organization's most valuable assets in the cloud era. Our Business Cloud is a software platform that enables processes that are critically dependent on business intelligence data—which historically could take weeks, months or longer—to be done on-the-fly, in as fast as minutes or seconds, at scale. From marketing to operations, human resources to finance, IT to product development, supply chain to sales,

Domo's Business Cloud is designed to change the way organizations are managed and empower our customers to go fast, go big, and go bold.
Through Domo’s Business Cloud, data from across the business is collected, stored, prepared, organized, analyzed, visualized, and shared. Algorithms and machine learning can be applied to the data that allow alerts to be triggered and actions invited. Users can receive these notifications on any device and immediately act on the invitation, after which the system can write back to the original system of record. Because we leverage the power of the cloud, our platform can process extremely large volumes of quantitative and qualitative data while maintaining high performance levels. On a typical business day, our customers in the aggregate typically query several hundred trillion rows from un-cached queries. Even with this volume of data, we maintain a sub-second average query response time. In aggregate, the data in Domo can be indexed anonymously.
Fiscal 2023 Business Highlights
Fiscal 2023 highlights include the following:
•Revenue – Total revenue was $308.6 million, an increase of 20%, year-over-year.
•Subscription Revenue – Subscription revenue was $271.3 million, an increase of 22% year over year.
•Billings – Total billings were $323.8 million, an increase of 9%, year-over-year.
•Operating Margin - Non-GAAP operating margin was -2% compared to -11% in fiscal 2022. For a reconciliation of non-GAAP operating margin to GAAP operating margin, see Appendix B.
Executive Compensation Highlights
During and for fiscal 2023, the compensation committee and the board of directors took the following key actions with respect to the compensation of our named executive officers:
•Base Salaries – Determined to increase the annual base salaries of our incumbent-named executive officers to bring their base salaries to levels that were comparable to those of similarly-situated executives in the market in which we compete for talent.
•Short-Term Incentive Compensation – Based on our performance during fiscal 2023, the compensation committee made short-term incentive compensation payments, settleable in RSUs, under our Executive Incentive Compensation Plan.
•Long-Term Incentive Compensation – The compensation committee and our board of directors determined that a substantial part of the target total direct compensation (that is, base salary, target short-term incentive compensation, and long-term incentive compensation) of our named executive officers should also be in the form of long-term incentive compensation to reflect our pay-for-performance philosophy. As a result, the compensation committee and our board of directors approved long-term incentive compensation opportunities in the form of time-based restricted stock unit (“RSU”) awards. The RSU awards are subject to time-based vesting that requires continued service with us through each vesting date, in each case over four years.

•Promotion Compensation – In connection with Mr. Mellor's promotion to Chief Executive Officer, our Compensation Committee approved a one-time grant of performance-based restricted stock units ("PSUs") for Mr. Mellor.
Executive Compensation Philosophy, Objectives and Design
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•Provide market competitive compensation and benefit levels that will attract, retain, motivate, and reward a highly talented team of executives within the context of responsible cost management;
•More closely align the interests and objectives of our executives with those of our stockholders by linking their long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance; and
•Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executives.
Generally, we structure the annual compensation of our named executive officers using three principal elements: base salary, annual cash bonus opportunities, and long-term equity incentive opportunities in the form of equity awards.
Pay-for-Performance
We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our named executive officers with the goal of more closely aligning their interests with those of our stockholders. To promote this alignment and to motivate and reward individual initiative and effort, a substantial portion of our named executive officers’ target annual compensation opportunity is both variable in nature and “at-risk.” The pay mix for our named executive officers during fiscal 2023 reflected this pay-for-performance design.
We emphasize variable compensation that appropriately rewards our named executive officers through two separate compensation elements:
•First, we provide our named executive officers the opportunity to participate in our cash bonus plan which provides cash payments if they produce short-term results that meet or exceed the financial, operational, and strategic objectives set by our compensation committee and our board of directors, as evaluated by our CEO and approved by the compensation committee.
•In addition, we grant RSU awards that will reward recipients for continued service over a multi-year period. The RSU awards comprise a significant portion of our named executive officers’ target total direct compensation opportunities. The future value of such compensation depends significantly on the value of our common stock, thereby incentivizing them to build sustainable long-term value for the benefit of our stockholders.
These variable pay elements ensure that, each year, a substantial portion of our named executive officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance or based on our stock price performance.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:
What We Do
•Maintain an Independent Compensation Committee. The compensation committee consists solely of independent directors who establish our compensation policies and practices.
•Retain an Independent Compensation Advisor. The compensation committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management. This consultant performed no other consulting or other services for us in fiscal 2023.
•Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.
•Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our named executive officers’ compensation is “at risk” based on corporate performance, as well as equity-based, to more closely align the interests of our named executive officers and stockholders.
•Use a Pay-for-Performance Philosophy. A significant portion of our named executive officers’ compensation is directly linked to corporate performance; we also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each named executive officer’s target total direct compensation dependent upon our stock price and total stockholder return.
•Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.

What We Do Not Do
•No Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our named executive officers other than the plans and arrangements that are generally available to all employees. Our named executive officers are eligible to participate in our Section 401(k) retirement plan on the same basis as our other employees.
•Limited Perquisites. Perquisites or other personal benefits are not a material part of our compensation program for our named executive officers.
•No Change in Control Excise Tax Gross-ups. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the company.
•No Special Health or Welfare Benefits. We do not provide our named executive officers with any health or welfare benefit programs, other than participation in our broad-based employee programs on the same basis as our other full-time, salaried employees.
•No Dividends or Dividend Equivalents Payable on Unvested Equity Awards. We do not pay dividends or dividend equivalents on unvested RSU awards.
•No Hedging of our Equity Securities. We prohibit our employees, including our named executive officers and the members of our board of directors, from hedging our equity securities.
Stockholder Advisory Vote on Named Executive Officer Compensation
At our 2022 Annual Meeting, we conducted our stockholder advisory vote on the compensation of our named executive officers. Our stockholders approved the fiscal 2022 compensation of our named executive officers, with approximately 98.87% support. The compensation committee reviews the voting results of the advisory vote on the compensation of our named executive officers and takes the results into consideration when reviewing and establishing the compensation of our named executive officers in the following fiscal year. Given stockholders’ strong support for our fiscal 2022 compensation for our named executive officers, the compensation committee did not make material changes to our executive compensation program.
Compensation-Setting Process
Role of the Board and Compensation Committee
The compensation committee discharges many of the responsibilities of our board of directors relating to the compensation of our named executive officers. The compensation committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO and other named executive officers.
In carrying out its responsibilities, the compensation committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our named executive officers when making decisions with respect to their compensation.
The compensation committee operates pursuant to a written charter, which is available in the Governance section of our website at www.domoinvestors.com/governance.
The compensation committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.
Role of Management
In carrying out its responsibilities, the compensation committee works with members of our management, including our CEO. Our management assists the compensation committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The compensation committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities, and other compensation-related matters for our named executive officers (except with respect to his own compensation) based on his evaluation of their performance for the prior year.
In connection with its annual review of our executive compensation program, our CEO reviews the performance of our other named executive officers based on such individual’s level of success in accomplishing the business objectives established for him or her for the prior year and his or her overall performance during that year and then shares these evaluations with, and makes recommendations to, the compensation committee for each element of compensation as described above.
The compensation committee reviews and discusses our CEO’s proposals and recommendations with our CEO and considers them as one factor in determining and approving the compensation of our named executive officers, including our CEO. Our CEO also attends meetings of our board of directors and the compensation committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation. Decisions with respect to our CEO's compensation are made by our compensation committee, which is comprised entirely of independent members of our board of directors.
Role of Compensation Consultant
Our compensation committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel, and other advisors, from time to time, as it sees fit, in connection with carrying out its duties.
The compensation committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to the compensation committee and its chair and serves at the discretion of the compensation committee, which reviews the engagement annually.
In fiscal 2023, the compensation committee engaged Compensia, a national compensation consulting firm, to serve as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our named executive officers and with the data analysis and selection of the compensation peer group.

During fiscal 2023, Compensia attended the meetings of the compensation committee (both with and without management present) as requested and provided the following services:
•consultation with the compensation committee chair and other members between compensation committee meetings;
•review, research, and updating of our compensation peer group;
•an analysis of competitive market data based on the compensation peer group for our named executive officers’ positions and an evaluation of how the compensation we pay our named executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;
•review and analysis of the base salary levels, annual incentive bonus opportunities, and long-term incentive compensation opportunities of our named executive officers;
•review and analysis of the compensation arrangements of the non-employee members of our board of directors against the companies in the compensation peer group;
•assessment of executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments; and
•support on other ad hoc matters throughout the year.
Compensia also coordinated with our management for data collection and job matching for our executive officers. In fiscal 2023, Compensia did not provide any other services to us.
The compensation committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services, and the fees associated with the services provided during fiscal 2023. Based on this review, as well as consideration of the factors affecting independence set forth in Rule 10C-1(b)(4) under the Exchange Act, Nasdaq Listing Rule 5605(d)(3)(D), and such other factors as were deemed relevant under the circumstances, the compensation committee has determined that no conflict of interest was raised as a result of the work performed by Compensia and that Compensia is independent. The company pays the fees for Compensia’s services to the compensation committee.
Annual Compensation Review
In connection with its annual review of our executive compensation program, the compensation committee reviews our executive compensation program to assess whether the various elements of our program, as well as its compensation actions and decisions:
•are properly coordinated;
•are aligned with our vision, mission, values, and corporate goals;
•provide appropriate short- and long-term incentives for our executive officers;

•achieve their intended purposes; and
•are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent.
Following this assessment, the compensation committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.
The compensation committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the compensation committee reviews market trends and changes in competitive compensation practices, as further described below.
Setting Target Total Direct Compensation
The compensation committee reviews the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our named executive officers and all related performance criteria in connection with its annual review of our executive compensation program, or more frequently as warranted.
In connection with its annual review of our executive compensation program, the compensation committee does not establish a specific target for formulating the target total direct compensation opportunities of our named executive officers. In making decisions about the compensation of our named executive officers and recommendations to our board of directors with respect to our CEO's compensation, the members of the compensation committee rely primarily on their general experience and subjective considerations of various factors, which may include any of the following as the compensation committee deems appropriate:
•our executive compensation program objectives;
•our performance against the financial, operational, and strategic objectives established by the compensation committee and our board of directors;
•each individual named executive officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly-situated executives at the companies in our compensation peer group;
•the scope of each named executive officer’s role and responsibilities compared to other similarly-situated executives at the companies in our compensation peer group;
•the prior performance of each individual named executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team;
•the potential of each individual named executive officer to contribute to our long-term financial, operational, and strategic objectives;
•our CEO’s compensation relative to that of our named executive officers, and compensation parity among our named executive officers;
•our financial performance relative to our peers;

•the compensation practices of our compensation peer group and the positioning of each named executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and
•the recommendations of our CEO with respect to the compensation of our named executive officers (except with respect to his own compensation).
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each named executive officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.
The compensation committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations. The members of the compensation committee consider the relevant information in light of their individual experience, knowledge of the company, knowledge of the competitive market, knowledge of each named executive officer, and business judgment in making their decisions.
Use of Peer Group
For purposes of assessing our executive compensation against the competitive market and to assist in setting compensation levels that are competitive, the compensation committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, and industry focus. The competitive data drawn from this compensation peer group, data from Compensia’s proprietary database of public technology companies, as well as industry surveys, including the Radford Global Technology Survey, and where appropriate, a broader set of industry comparable practices are only some of several factors that the compensation committee considers in making its decisions with respect to the compensation of our named executive officers.
With the assistance of Compensia, our compensation committee reviews and considers the compensation levels and practices of a group of peer companies. For fiscal 2023 this compensation peer group was comprised of companies with software as a service business models and business software applications, with annual revenues generally between $122 million and $612 million, and market capitalization generally between approximately $584 million and $9.3 billion. We also generally sought to include high-growth companies, indicated by billings as well as historical revenue growth, where possible.
The compensation committee reviews our compensation peer group at least annually and adjusts its composition, as warranted, taking into account changes in both our business and the businesses of the companies in the peer group. Our compensation peer group for fiscal 2023 included the following companies:

Accolade	Altair Engineering	Alteryx
Anaplan	AvePoint	Everbridge
Health Catalyst	Model N	New Relic
PagerDuty	Phreesia	Rapid7
Smartsheet	Sprout Social	SPS Commerce
Sumo Logic	Workiva	Yext
Zuora
Altair Engineering, Alteryx, Anaplan, AvePoint, New Relic, and Smartsheet were added to the peer group during fiscal 2023 for meeting the selection criteria. Talend S.A. was removed from the peer group during fiscal 2023 because it had been acquired; PROS Holdings, Upland Software, and Vocera were removed from the peer group during fiscal 2023 for no longer meeting the selection criteria, such as market capitalization or revenue growth.
The competitive market data described above are not used by the compensation committee in isolation, but serve to assist the compensation committee in making general assessments of the competitiveness of our executives' compensation. For certain named executive officers, the data from the peer group may be supplemented with survey information where we believe the peer group alone does not provide sufficient information for similarly situated executives or when we believe the peer information is otherwise not comparable. The compensation committee uses the competitive market data as a guide when making decisions about target total direct compensation, as well as individual elements of compensation. However, while market competitiveness is important, it is not the only factor the compensation committee considers when establishing compensation opportunities of our executive officers.
Compensation Elements
Our executive compensation program consists of three principal elements: base salary, short-term incentive compensation, and long-term incentive compensation in the form of equity awards. Our executive officers also participate in several company-wide health and welfare benefit plans, which are consistent with the arrangements offered to our other employees. Finally, our executive officers are eligible to receive certain post-employment compensation arrangements.
We use these compensation elements to make up our executive compensation program because:
•they are consistent with other programs in our competitive market and allow us to effectively compete for highly qualified talent;
•each element supports achievement of one or more of our compensation objectives; and
•collectively, we believe these elements are effective means for motivating our executive officers.
We view these primary compensation elements as related, but distinct, components of our total compensation program. We do not believe that total compensation should be derived from a single element, but should be balanced in support of our overall compensation philosophy. Each of these compensation elements is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation program and a discussion of the amounts paid to our named executive officers in fiscal year 2023 under each of these elements.

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance
Short-Term Incentive Compensation	Variable	Cash or equity awards in the form of RSU awards that may be settled for shares of our common stock	Designed to motivate our executives to achieve annual financial objectives and provide financial incentives when we meet or exceed these objectives
Long-Term Incentive Compensation	Variable	Equity awards in the form of RSU awards that may be settled for shares of our common stock	Designed to align the interests of our executives and our stockholders by motivating them to create sustainable long-term stockholder value
Base Salary
Base salary represents the fixed portion of the compensation of our named executive officers and is an important element of compensation intended to attract and retain highly talented individuals. The compensation committee reviews and determines or recommends to our board of directors, and our board of directors determines, adjustments to the base salaries for each of our named executive officers as part of their annual executive compensation review. Generally, we use base salary to provide each named executive officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.
Generally, we establish the initial base salaries of our named executive officers through arm’s-length negotiation at the time we hire the individual, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the compensation committee reviews the base salaries of our named executive officers each year as part of its annual compensation review, with input from our CEO (except with respect to his own base salary) and makes adjustments, or recommends adjustments to our board of directors, and our board of directors makes adjustments, as each determines to be reasonable and necessary to reflect the scope of a named executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.
In March 2022, the compensation committee reviewed the base salaries of our then-serving named executive officers, taking into consideration a competitive market analysis and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described in the section entitled “Compensation—Setting Process—Setting Target Total Direct Compensation” above. As a result of this review, the compensation committee approved base salaries for Mr. Mellor, Mr. Felt and Ms. Wong for fiscal 2023, effective March 2022, as follows:

Named Executive Officer	Fiscal 2022 Base Salary ($)	Fiscal 2023 Base Salary ($)	Percentage Adjustment
John Mellor(1)	-	450,000	-
Bruce Felt	437,500	450,000	2.9%
Catherine Wong(2)	387,500	450,000	16.1%

(1)        In connection with his promotion to Chief Executive Officer, Mr. Mellor received a base salary of $450,000, effective March 2022. Mr. Mellor's fiscal 2022 base salary for his pre-CEO role at our company has been omitted from the table above.
(2)        In connection with her promotion to Chief Operating Officer, Ms. Wong received a base salary increase to $450,000, effective March 2022.
Mr. Thayne was appointed as our Executive Vice President of Engineering effective January 15, 2023. Our compensation committee determined to keep Mr. Thayne's base salary at his then-current salary of $400,000 in connection with such promotion.
The foregoing base salaries are intended to reflect the compensation committee's assessment of our named executive officers' performance and responsibilities within our organization and to be competitive with other similarly situated companies to retain and motivate our named executive officers.
Mr. James' salary remained at $500,000 until March 2022, when his employment with us terminated. Accordingly, Mr. James was not eligible for any salary or salary adjustment at the time that the named executive officers' compensation was reviewed in March 2022. He was reappointed to the CEO role in March 2023.
Short-Term Incentive Compensation
We use our Executive Incentive Compensation Plan, a cash bonus plan, to motivate employees selected by the compensation committee, including our named executive officers, to achieve our annual business goals. Our Executive Incentive Compensation Plan allows our compensation committee to provide incentive awards to employees selected by our compensation committee, including our named executive officers, based upon performance goals established by our compensation committee. Pursuant to the Executive Incentive Compensation Plan, our compensation committee and our board of directors, in their sole discretion, establish a target award for each executive, with actual awards payable in the form of cash or equity awards, as determined by our compensation committee and our board of directors in their sole discretion, with respect to the applicable performance period. For fiscal 2023, the bonus payment was based entirely on the achievement of corporate performance objectives, with no individual performance component. The compensation committee did not include any individual performance component and based bonuses entirely on corporate objectives to encourage management to collectively work as a team to achieve company-wide objectives that the compensation committee considered important for the Company’s success for the fiscal year.
The compensation committee administered the Executive Incentive Compensation Plan. As the administrator of the plan, the compensation committee may, in its sole discretion and at any time, increase, reduce, or eliminate a participant’s actual award for a particular performance period. The actual award may be below, at or above a participant’s target annual bonus award, in the discretion of the administrator. Further, the administrator may determine the amount of any increase, reduction, or elimination on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.
Fiscal 2023 Target Short-Term Incentive Compensation Opportunities
Bonus awards under our Executive Incentive Compensation Plan were based upon target short-term incentive compensation opportunities as recommended by the compensation committee and approved by our board of directors. In March 2022, the compensation committee reviewed the target annual bonus award opportunities of our named executive officers. Following this review and after taking into consideration the factors described in the section entitled “Compensation—Setting Process-Setting Target Total Direct Compensation” above, the compensation committee and our board of directors established target short-term incentive compensation opportunities for our named executive officers (other than Mr. James) for fiscal 2023 as shown below. Mr. James was not eligible to participate in the Executive Incentive Compensation Plan for fiscal 2023.

Named Executive Officer	Fiscal 2022 Base Salary ($)	Fiscal 2022 Target Bonus (as % of Base Salary)	Fiscal 2022 Target Bonus ($)	Fiscal 2023 Base Salary ($)	Fiscal 2023 Target Bonus (as % of Base Salary)	Fiscal 2023 Target Bonus ($)
John Mellor(1)	-	-	-	450,000	95%	425,000
Bruce Felt	437,500	66%	287,500	450,000	72%	325,000
Catherine Wong	387,500	84%	325,000	450,000	72%	325,000
Daren Thayne(1)	-	-	-	400,000	81%	325,000
(1)        Mr. Mellor was appointed as our Chief Executive Officer on March 1, 2022 and Mr. Thayne was appointed as our Executive Vice President, Engineering on January 15, 2023; consequently, their fiscal 2022 compensation, which related solely to their prior roles at our company, has been omitted from the table below.
Incentive Plan Performance Metrics and Achievement
Under the Executive Incentive Compensation Plan, the compensation committee determined the performance metrics and related target levels of achievement required for payouts under the fiscal 2023 annual bonus awards. In March 2022, the compensation committee determined that, in the case of our named executive officers, the bonus awards would be eligible to be earned based on two corporate performance metrics: the Company's fiscal 2023 billings, weighted at 85%, and adjusted net cash provided by (used in) operating activities, weighted at 15%.
The compensation committee selected billings and adjusted net cash provided by (used in) operating activities as the appropriate corporate performance metrics for the named executive officers because, in its view, these metrics were key indicators of our periodic performance and our progress in executing on our business strategy. We believe the significant weighting of billings as a performance metric during fiscal 2023 supports our strategic focus to drive further growth in our business.
For purposes of the named executive officers’ bonus awards:
•“billings” represented our total GAAP revenue plus the change in deferred revenue in a period; and
•“adjusted net cash provided by (used in) operating activities” represented our GAAP net cash provided by (used in) operating activities plus proceeds from shares issued in connection with employee stock purchase plan.
As reflected in our annual operating plan presented to and approved by our board of directors, the target levels originally established for billings and adjusted net cash provided by (used in) operating activities for fiscal 2023 by the compensation committee were as follows:

Performance Metric	Weighting	Threshold	Target	Maximum
Billings	85%	$357,000,000	$365,000,000	N/A
Adjusted Net Cash Provided by (used in) Operating Activities	15%	$0 to $999,999	$1,000,000 to $5,000,000	Over $5,000,000
For the billings goal, achievement of threshold performance would be responsible for 68.0% of the total amount of each executive’s fiscal 2023 target bonus. The actual payout would increase by 17.0% if target performance were achieved, and by an additional 2.55% for each incremental $1.0 million of incremental billings up to a total of $385 million; thereafter, each incremental $1.0 million of incremental billings would result in an additional 4.25% increase in the actual payout. For the adjusted net cash provided by (used in) operating activities goal, achievement of threshold performance would be responsible for 12.0% of the total amount of each executive's fiscal 2023 target bonus; the target payout for each executive would increase by an additional 3.00% of the total amount of such executive's fiscal 2023 target bonus if target performance were achieved, and by an additional 2.25% if maximum performance were achieved.
Based on our actual performance during fiscal 2023 of $323.8 million in billings and $2.8 million in adjusted net cash used in operating activities, our named executive officers would not have been eligible for payouts under the Executive Incentive Compensation Plan for fiscal 2023 under the performance metrics as originally approved by the compensation committee. However, in March 2023, the compensation committee exercised its discretion to adjust the threshold performance criteria for each financial performance metric as follows:

Performance Metric	Weighting	Threshold	Target	Maximum
Billings	85%	$319,000,000	$365,000,000	N/A
Adjusted Net Cash Provided by (Used in) Operating Activities	15%	Over ($5,000,000)	$1,000,000 to $5,000,000	Over $5,000,000
Under the revised methodology, for the billings goal, achievement of threshold performance would be responsible for 25.5% of the total amount of each executive’s fiscal 2023 target bonus and, for the adjusted net cash provided by (used in) operating activities goal, achievement of threshold performance would be responsible for 9% of the total amount of each executive’s fiscal 2023 target bonus. Consequently, the calculated payout to our named executive officers was 38.75% of target, as shown in the table below.
In determining to adjust the performance criteria for fiscal 2023, the compensation committee considered the recommendations of our chief executive officer, as well as the operational difficulties resulting significant macroeconomic volatility and ambiguity during the fiscal year, particularly during the second half of the fiscal year.
The compensation committee further determined that bonuses under the Executive Incentive Compensation Plan for fiscal 2023 would be paid in the form of fully-vested RSU awards. The compensation committee believed that the RSU awards in lieu of cash payouts would conserve the company's cash resources. The number of shares subject to each RSU award was determined by dividing the actual bonus amount payable to the named executive officer by the closing price of a share of our Class B common stock on March 29, 2023, the trading day the grants were approved.

Named Executive Officer	Fiscal 2023 Base Salary $	Fiscal 2023 Target Bonus %	Fiscal 2023 Target Bonus $	Fiscal 2023 Actual Bonus %	Fiscal 2023 Actual Bonus $	Fiscal 2023 Actual Bonus (# of RSUs)
John Mellor(1)	450,000	95%	425,000	-	-	-
Joshua G. James(2)	-	-	-	-	-	-
Bruce Felt	450,000	72%	325,000	38.75%	124,182	9,793
Catherine Wong(3)	450,000	72%	325,000	-	-	-
Daren Thayne	400,000	81%	325,000	38.75%	125,938	9,931
(1)         Mr. Mellor’s employment terminated with us in March 2023 prior to payment of the bonuses. Accordingly, he was not eligible for a bonus payment under our Executive Incentive Compensation Plan for fiscal 2023.
(2)         Mr. James' employment with us terminated during fiscal 2023. Accordingly, Mr. James was not eligible for a bonus under our Executive Incentive Compensation Plan for fiscal 2023.
(3)        Ms. Wong’s employment with us terminated during fiscal 2023. Accordingly, Ms. Wong was not eligible for a bonus under our Executive Incentive Compensation Plan for fiscal 2023. However, pursuant to a separation and transition agreement with Ms. Wong, we allowed Ms. Wong to retain $211,250, equal to the amount of bonus pre-paid by us for fiscal year 2023 prior to Ms. Wong’s departure. These amounts are treated as severance and are reported in the “All Other Compensation” column of the Summary Compensation Table.
Long-Term Incentive Compensation
In March and April 2022, the compensation committee and our board of directors approved long-term incentive compensation opportunities in the form of equity awards to our named executive officers in amounts that it considered to be consistent with our compensation philosophy and generally competitive with market practices. RSU awards to Mr. Felt and Mr. Thayne were approved in March 2022. Approval of RSU awards to Mr. Mellor and Ms. Wong were delayed until April 2022 in order to provide the Compensation Committee time to evaluate appropriate compensation levels on the context of their promotions to Chief Executive Officer and Chief Operating Officer, respectively.
These awards were granted in the form of RSU awards because we believe that RSU awards both promote the closer alignment of the interests of employees with stockholders and provide a longer-term focus through a multi-year service-based vesting schedule, while managing dilution to existing investors and providing greater predictability to our named executive officers in the value of their compensation. The number of shares of our common stock subject to the RSU awards granted to our named executive officers (viewed in the aggregate by value) was recommended by the compensation committee and determined by our board of directors based on consideration of the factors described above. The equity awards approved for grant to our named executive officers in March 2022 and April 2022 were as follows:

Named Executive Officer	Number of RSUs(1)
John Mellor	167,223
Joshua G. James(2)	-
Bruce Felt	75,000
Catherine Wong	142,139
Daren Thayne	20,000
(1)        All RSUs granted to our named executive officers during fiscal 2023 vest over a four-year period as follows: 1/4 of the shares of common stock subject to the award vested on March 20, 2023, and 1/16 of the shares subject to the award vest on each subsequent quarterly vesting date over the subsequent 36 months, contingent on applicable service with us through the applicable vesting date.
(2)        Mr. James' employment with us terminated in March 2022. Accordingly, he did not receive an RSU award for fiscal 2023.
Chief Executive Officer Promotion Award
In addition, on April 22, 2022, Mr. Mellor was granted 71,667 market-based PSUs in connection with his promotion to Chief Executive Officer. Subject to accelerated vesting in certain circumstances, portions of each award become eligible to vest based on satisfaction of stock-price goals of $60 (33.3% portion), $70 (33.3% portion), and $90 (33.3% portion). These goals are tested based on 30-trading-day average daily volume-weighted average price. When the service date and a stock-price goal is achieved, all of the PSUs allocated to that level vest, subject to the executive’s continued service through the applicable vesting date. The awards will expire on April 23, 2025 (and if any stock-price goals have not been achieved by that date, the market-based PSUs allocated to unmet goals will be forfeited). The compensation committee approved this one-time grant in the context of input from the Committee’s independent advisor and with a goal of providing sufficient motivation and retention for Mr. Mellor to support achievement of our long-term strategic goals as he transitioned into the Chief Executive Officer role.
Health and Welfare Benefits
Our named executive officers are eligible to receive the same employee benefits that are generally available to all employees, subject to the satisfaction of certain eligibility requirements. These benefits include medical, dental, and vision insurance, health and dependent care flexible spending accounts, health savings accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, gym and fitness allowance benefit, and reimbursement for mobile phone coverage.
In addition, we maintain a Section 401(k) savings plan (“401(k) Plan”) that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to defer eligible compensation up to certain limits as set forth in the Internal Revenue Code of 1986, as amended (the “Code”), which are updated annually. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. All participant interests in their contributions are fully vested when contributed. We have the ability to make matching and discretionary contributions to the 401(k) Plan. During the fiscal year ended January 31, 2023, we matched 100% of the contributions that eligible participants made to the 401(k) Plan, up to 3.00% of the participants’ eligible compensation on a per-pay period basis. Contributions from 3.01% to 5.00% were matched at 50%. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) Plan are deductible by us when made, and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) Plan.
In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similarly situated companies.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our named executive officers (other than certain travel reimbursements we had provided for Mr. Felt while he was employed with us), except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. We entered into an employment letter with Mr. Felt in June 2018, which provided for our reimbursement to Mr. Felt for travel expenses, including airfare, lodging, and rental car costs for him and his family between his California residence and our Utah headquarters. We provided additional payments to Mr. Felt that generally were intended to make the reimbursed travel expenses tax-neutral for Mr. Felt.
We have in the past and may in the future, provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.
Executive Employment Arrangements
Our confirmatory employment letters with our named executive officers have no specific term and provide that each named executive officer is an at will employee. The confirmatory employment letters also had set forth the named executive officer’s initial base salary, initial annual target incentive payment, and eligibility for the company’s customary benefit plans, subject to the terms and conditions of such plans and programs. Each named executive officer is eligible for severance and change of control related benefits as described under section entitled “—Potential Payments Upon Termination or Change in Control” below.
Change in Control and Severance Benefits
We have entered change in control and severance agreements with our named executive officers. We believe that these change in control and severance agreements provide retention value by encouraging our named executive officers to continue service with us and increase stockholder value by reducing any potential distractions caused by the possibility of an involuntary termination of employment, a constructive termination for good reason, or a potential change in control, allowing our named executive officers to focus on their duties and responsibilities. We believe these benefits are competitive relative to the severance benefits provided to similarly situated individuals at our peer companies and appropriate including in light of the benefits being subject to the executive officer’s entry into a release of claims in favor of the company. It is also expected that from time to time the company will consider the possibility of an acquisition by another company or other change in control. We recognize that such consideration can be a distraction to executive officers and potentially can cause such individuals to consider alternative employment opportunities. The board and compensation committee believe that it is imperative to provide such individuals with severance benefits upon such terminations in connection with a change in control to secure their continued dedication and objectivity, notwithstanding the possibility, threat or occurrence of a change in control, provide such individuals with an incentive to continue employment and motivate them to maximize the company’s value upon a change in control for the benefit of our stockholders, and provide such individuals with enhanced financial security.
Mr. James, Mr. Felt and Ms. Wong entered into the change in control and severance agreements with the Company in June 2018. On the third anniversary of the effective date of the agreement, those agreements renewed automatically for an additional one-year term and thereafter renews automatically for successive one-year terms in each case unless either party provides the other party with written notice of non-renewal at least one year prior to the date of automatic renewal. We entered into a change in control and severance agreement with Mr. Mellor in April 2022. With respect to Mr. James, Ms. Wong and Mr. Mellor the descriptions below of the change in control and severance agreements reflect the terms as in effect until such employee separated from the Company in March 2022, January 2023 and March 2023, respectively. With respect to Mr. Felt, the descriptions below of the change in control and severance agreements reflect the terms as in effect until Mr. Felt entered into a transition agreement with the Company in December 2022 described below.
If a named executive officer’s employment is terminated outside the period beginning 60 days (or six months, in the case of Mr. Felt) before a change in control and ending 12 months (or 24 months, in the case of Mr. Felt) following a change in control (the “Change in Control Period”), either (1) by the company (or any of its subsidiaries) without “cause” (excluding by reason of death or disability) or (2) by the named executive officer for “good reason” (as such terms are defined in the named executive officer’s change in control and severance agreement), the named executive officer will receive the following benefits if he or she timely signs and does not revoke a release of claims in our favor:
•a lump-sum payment equal to 12 months (or 18 months in the cases of Mr. James and Mr. Mellor) of the named executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction);
•in the case of Mr. Felt only, a lump-sum payment equal to 100% of his target annual bonus as in effect for the fiscal year in which such termination occurs; and
•payment of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for the named executive officer and the named executive officer’s eligible dependents, if any, for up to 12 months, or taxable monthly payments for the equivalent period if payment of the COBRA premiums would violate or be subject to an excise tax under applicable law.
If, within the Change in Control Period, the named executive officer’s employment is terminated either (1) by the company (or any of its subsidiaries) without cause (excluding by reason of death or disability) or (2) by the named executive officer for good reason, the named executive officer will receive the following benefits if the named executive officer timely signs and does not revoke a release of claims in our favor:
•a lump-sum payment equal to 12 months (or 18 months in the cases of Mr. James and Mr. Mellor) of the executive’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction) or if greater, at the level in effect immediately prior to the change in control);
•a lump-sum payment equal to 100% (or 150% in the cases of Mr. James and Mr. Mellor) of the named executive officer’s target annual bonus as in effect for the fiscal year in which such termination occurs;
•payment of premiums for coverage under COBRA for the named executive officer and the named executive officer’s eligible dependents, if any, for up to 12 months, or taxable monthly payments for the equivalent period if payment of the COBRA premiums would violate or be subject to an excise tax under applicable law; and

•100% accelerated vesting and exercisability of all outstanding equity awards and, in the case of an equity award with performance-based vesting, all performance goals and other vesting criteria generally will be deemed achieved at 100% of target levels.
In the event of a termination described above during the Change in Control Period, that occurs as a result of a resignation by Mr. Felt for good reason and because of our change in control, Mr. Felt is required to offer to us, the acquiring entity or new entity following a merger (as applicable), to continue working in good faith for at least an additional nine months following the date of our change in control. In the event of a termination described above that qualifies Ms. Wong for severance benefits, if the termination occurs on or following a change in control, Ms. Wong is required to offer to the acquiring entity, or new entity following a merger, to continue working in good faith for at least an additional six months in the case of a termination of the named executive officer’s employment without cause (excluding by reason of death or disability), or 12 months in the case of such a termination that occurs as a result of a resignation by the named executive officer for good reason, following that date on which such termination otherwise would become effective in order to appropriately transition between responsibilities. With respect to each of Mr. Felt and Ms. Wong, if the named executive officer’s offer of transition assistance is accepted, the named executive officer will be paid a pro rata amount of the executive’s annual base salary and annual cash target bonus opportunity during the transition period.
If any of the amounts provided for under these change in control and severance agreements or otherwise payable to our named executive officers would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either full payment of benefits under his or her change in control or severance agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer. The change in control and severance agreements do not require us to provide any tax gross-up payments.
For purposes of the change in control and severance agreements, “cause” generally means (i) a conviction of or a plea of guilty or no contest to a felony (other than a driving offense) under the US or state laws, (ii) gross negligence in the performance of the executive’s duties, malfeasance, or misappropriation of the assets of the company, (iii) failure to perform the executive’s duties to the satisfaction of the company; (iv) failure or refusal to comply with reasonable written policies, standards and regulations established by the company; (v) failure to provide required documentation of the executive’s right to work in the United States within the time frame required by law, and (vi) breach of the executive’s confidentiality agreement entered into with the company.
For purposes of the change in control and severance agreements, “change in control” generally means (i) a change in ownership of the company as a result of a person or persons acquiring ownership of company stock constituting more than 50% of the voting power of the company’s stock, except for the acquisition of additional stock by a person already owning more than such threshold percentage and except for transactions pursuant to which the stockholders immediately before such transactions continue to own directly or indirectly 50% or more of such voting power of the company or of its ultimate parent; (ii) a change in the effective control of the company as a result of a majority of the company’s board being replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the company’s board prior to the date of such appointment or election; or (iii) a change in ownership of a substantial portion of the company’s assets as a result of a person acquiring or having acquired during a 12 month period assets from the company with a total gross fair market value of at least

50% of the total gross fair market value of all assets of the company immediately prior to such acquisitions, except for certain transfers to certain persons or affiliates.
For purposes of the change in control and severance agreements, “good reason” generally means that the executive resigns from the company if one of the following events occur without the executive’s consent: (i) a material reduction in annual base salary and/or annual cash target bonus opportunity, or (ii) a material reduction of duties, authorities, or responsibilities relative to the duties, authorities, or responsibilities in effect immediately prior to the reduction, or (iii) with respect to the Chief Financial Officer, the company’s material breach of the change in control and severance agreement or the executive's employment letter dated June 15, 2018. With respect to the Chief Executive Officer, a change that results in the executive not serving as the Chief Executive Officer of, or reporting directly to the board of directors of, the parent corporation in a group of controlled corporations including the company or its assets following a Change in Control (other than as the result of your voluntary resignation not at the request of the successor or the parent) will be deemed to constitute a material reduction in your duties, authorities, and responsibilities constituting “Good Reason.” For “Good Reason” to be established, the executive must provide written notice within 30 days immediately following such alleged events, the company must fail to materially remedy such event within 30 days, and the executive’s resignation must be effective not later than 90 days from the occurrence of the alleged triggering event (but after the expiration of the applicable notice and cure periods).
On March 1, 2022, we entered into a separation and transition letter agreement with Mr. James in connection with his resignation from his role as CEO, which superseded his prior employment arrangements. Mr. James agreed to provide advisory transition services to us as a consultant during a transition period beginning March 1, 2022, through March 21, 2022. Mr. James’ then-outstanding equity awards continued to vest during this transition period, and the post-termination exercise periods of Mr. James’ outstanding and vested stock options were extended until December 31, 2023.
On December 8, 2022, we entered into a transition letter agreement with Mr. Felt in connection with his planned employment separation and transition from the Company. The transition letter agreement superseded Mr. Felt’s previously existing severance and change in control benefits. In consideration for certain waivers and releases of claims in favor of our company, upon Mr. Felt’s separation from us, he is entitled to receive (i) cash severance equal to 1 year’s base salary plus $27,083, payable in 12 equal, monthly installments following Mr. Felt’s separation and (ii) payment of premiums by us under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, for Mr. Felt and his eligible dependents for a period of 12 months or until Mr. Felt ceases to be eligible for COBRA coverage, if earlier. The foregoing consideration is not payable to Mr. Felt if Mr. Felt is terminated for cause. Mr. Felt also agreed to provide advisory transitional services following his separation for a period of four years, during which Mr. Felt’s existing equity awards will continue to vest in accordance with their terms. If we terminate Mr. Felt’s status as a service provider without cause and other than due to Mr. Felt’s death or disability, then 100% of the then-unvested and outstanding portion of such awards will accelerate, subject to Mr. Felt having timely made the waivers and releases of claims described above.
On January 6, 2023, we entered into a transition letter agreement with Ms. Wong in connection with her planned employment separation and transition from the Company. The transition letter agreement superseded Ms. Wong’s previously existing severance and change in control benefits. Ms. Wong agreed to provide advisory transition services to us between January 15, 2023 and March 31, 2023, during which period Ms. Wong’s existing equity incentive awards continued to vest. Additionally, upon the conclusion of those services, in consideration for certain waivers and releases of claims in favor of our company, the transition letter agreement provides that Ms. Wong may retain $211,250 in bonus pre-paid by the company for fiscal year 2023, regardless of the amount of actual bonuses to be paid to our executives, and we will not exercise any clawback rights we might have, with the exception of any clawback required by applicable law.
Insider Trading Policy; Anti-Hedging and Anti-Pledging Policies
Under our insider trading policy, our directors, officers and other service providers may not engage in:
•transactions in publicly traded or privately negotiated options, such as puts and calls, and other derivative securities (whether or not publicly traded) involving our securities, including hedging or similar transactions designed to decrease the risks associated with holding our securities; or
•short sales of our securities.
Additionally, our insider trading policy prohibits our directors and executive officers from pledging our securities as collateral for loans or holding our securities in margin accounts. Our board of directors has waived the limitation on pledging with respect to shares of Class A and Class B common stock held by Mr. James and Class B common stock held by Mr. Daniel.
Our insider trading policy permits our directors and certain employees, including our named executive officers, to adopt Rule 10b5-1 trading plans. Under our insider trading policy, Rule 10b5-1 trading plans may only be adopted during an open trading window and only when such individual does not otherwise possess material nonpublic information about our company.
Tax and Accounting Considerations
The compensation committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Accounting for Stock-Based Compensation
The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.
Clawback Arrangements
Our 2018 Equity Incentive Plan (the “Plan”) provides that the Plan’s administrator may specify in an award agreement for awards granted under such Plan that the participant’s rights, payments, and benefits with respect to the award will be subject to the reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of the award. All awards granted under the Plan also will be subject to the Company’s clawback policy as may be established and/or amended from time to time. The Plan administrator also may require a participant to forfeit, return or reimburse the company all or a portion of the award and any amounts paid under the award pursuant to the terms of our clawback policy or as necessary or appropriate to comply with applicable laws.
Compensation Committee Report
Our compensation committee has reviewed and discussed this Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
The compensation committee of the board of directors of Domo, Inc.:
Daniel Daniel (Chair)
Carine S. Clark
Dan Strong
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Domo specifically requests that the information be treated as soliciting material or incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Summary Compensation Table for the Fiscal Years Ended January 31, 2023, 2022 and 2021
The following table provides information regarding the compensation of our named executive officers during the fiscal years ended January 31, 2023, 2022 and 2021.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
John Mellor(5) Former Chief Executive Officer	2023	440,312	-	7,359,007	-	16,409	7,815,728
Joshua G. James Founder and Chief Executive Officer	2023	91,667	-	-	-	3,335	95,002
	2022	515,385	-	7,478,400	-	13,500	8,007,285
	2021	487,121	-	11,388,000	500,000	9,835	12,384,506
Bruce Felt Former Chief Financial Officer	2023	448,488	-	3,060,750	124,182	18,020	3,651,440
	2022	449,255	-	3,739,200	523,250	25,894	4,737,599
	2021	418,561	-	2,467,400	275,000	25,984	3,186,945
Catherine Wong Former Chief Operating Officer and Executive Vice President of Engineering	2023	469,311	-	5,949,939	-	228,279	6,647,529
	2022	397,716	-	2,492,800	591,500	13,772	3,495,788
	2021	371,780	19,897	1,518,400	325,000	14,595	2,249,672
Daren Thayne(6) Chief Technology Officer and Executive Vice President of Engineering	2023	398,485	5,000	816,200	125,938	14,022	1,359,645
(1)        Amounts represent the payment of discretionary bonuses during the fiscal years ended January 31, 2023, January 31, 2022, and January 31, 2021.
(2)        The amounts reported in this column represent the aggregate grant date fair value of the restricted stock units, or RSUs, granted under our 2018 Equity Incentive Plan to our named executive officers in each of the fiscal years ended January 31, 2023, 2022, and 2021 as computed in accordance with FASB ASC Topic 718. The grant-date fair value of PSUs is based on the probable outcome of achievement of the performance conditions as of the grant date. Assuming the highest level of performance is achieved under the applicable performance metrics, the maximum possible value of the PSUs granted to Mr. Mellor during fiscal 2023 is $2,999,981. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in the notes to our financial statements included in our annual report on Form 10-K for the fiscal year ended January 31, 2023. Note that the amounts reported in this column reflect the accounting value for these equity awards and do not correspond to the actual economic value that may be received by our named executive officers from the equity awards.
(3)        The amounts reported in this column represent amounts earned and payable under the Executive Incentive Compensation Plan, or the Bonus Plan, for the fiscal years ended January 31, 2023, January 31, 2022, and January 31, 2021.
(4)        Reflects matching contributions made by us under our 401(k) plan and premiums for employee group term life policies. The amounts reported in this column also include (i) for Ms. Wong, contributions made to her health savings plan in accordance with our employee health benefit plans and a bonus pre-paid by the Company for fiscal year 2023 in the amount of $211,250 that we allowed Ms. Wong to keep pursuant to the separation and transition agreement the Company entered into with Ms. Wong, and (ii) for Mr. Felt, amounts paid for spousal travel, including a tax equalization payment for such spousal travel of $2,204 in the fiscal year ended January 31, 2023, $12,287 in the fiscal year ended January 31, 2022, and $6,075 in the fiscal year ended January 31, 2021.
(5)        Mr. Mellor was promoted to Chief Executive Officer effective March 1, 2022; prior to his promotion, Mr. Mellor was not an executive officer of our company.
(6)        Mr. Thayne was promoted to Executive Vice President of Engineering effective January 15, 2023; prior to his promotion, Mr. Thayne was not an executive officer of our company.
Grants of Plan-Based Awards for Fiscal Year Ended January 31, 2023
The following table sets forth information concerning grants of plan-based awards made during fiscal year ended January 31, 2023 to each of our named executive officers (other than Mr. James, who did not receive any such awards).

	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name		Name of Plan	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John Mellor		Executive Incentive Compensation Plan	289,000	425,000	N/A
	03/15/2022	2018 Equity Incentive Plan							9,700	395,857
	04/22/2022	2018 Equity Incentive Plan							167,223	6,999,955
	04/22/2022	2018 Equity Incentive Plan				23,889	23,889	23,889		359,052
Bruce Felt		Executive Incentive Compensation Plan	221,000	325,000	N/A
	03/15/2022	2018 Equity Incentive Plan							87,822	3,584,016
Catherine Wong		Executive Incentive Compensation Plan	221,000	325,000	N/A
	03/15/2022	2018 Equity Incentive Plan							8,521	347,742
	04/22/2022	2018 Equity Incentive Plan							142,139	5,949,939
Daren Thayne		Executive Incentive Compensation Plan	221,000	325,000	N/A
	03/15/2022	2018 Equity Incentive Plan							34,494	1,407,700

(1)    The amounts reported in this column represent the threshold and target amount of annual performance-based incentive bonus compensation that might have been paid to each named executive officer for fiscal year 2023 performance, as modified by our compensation committee in February 2023. There is no maximum level for the awards. The actual payouts approved for fiscal year 2023 performance are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” These awards are described in further detail in the Compensation Discussion and Analysis in the section entitled “Fiscal 2023 Target Short-Term Incentive Compensation Opportunities”. The bonus payouts approved pursuant to the 2021 Executive Incentive Compensation Plan for fiscal 2023 were paid during the first quarter of fiscal year 2024 in the form of RSUs.
(2)    The amounts in these columns represent service-based restricted stock units and are described in further detail above in the section entitled “Compensation Discussion and Analysis” and below in the table entitled “Outstanding Equity Awards at Fiscal Year End.”
(3)    The dollar amounts in this column reflect the aggregate grant date fair value of the awards granted in fiscal year 2023. These amounts have been computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the notes to our financial statements included in our Annual Report on Form 10-K. The grant-date fair value of PSUs is based on the probable outcome of achievement of the performance conditions as of the grant date. Assuming the highest level of performance is achieved under the applicable performance metrics, the maximum possible value of the PSUs granted to Mr. Mellor during fiscal 2023 is $2,999,981. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in the notes to our financial statements included in our annual report on Form 10-K for the fiscal year ended January 31, 2023. Note that the amounts reported in this column reflect the accounting value for these equity awards and do not correspond to the actual economic value that may be received by our named executive officers from the equity awards.
(4)    On April 22, 2022, Mr. Mellor was granted 71,667 Market-Based performance-based restricted stock units, or PSUs under the 2018 Plan. Subject to accelerated vesting in certain circumstances, portions of each award become eligible to vest based on satisfaction of stock-price goals of $60 (33.3% portion), $70 (33.3% portion), and $90 (33.3% portion). These goals are tested based on 30-trading-day average daily volume-weighted average price, or VWAP. When the service date and a stock-price goal is achieved, all of the PSUs allocated to that level vest, subject to the executive’s continued service with Domo through the applicable vesting date. The awards will expire on April 23, 2025 (and if any stock-price goals have not been achieved by that date, the Market-Based PSUs allocated to unmet goals will be forfeited).
CEO Pay Ratio Disclosure
As required by the Dodd-Frank Act and SEC rules, we are required to provide information regarding the relationship between the annual total combined compensation of Mr. Joshua G. James, our chief executive officer, and Mr. John Mellor, our former chief executive officer, and the median annual total compensation of our employees (other than Mr. James and Mr. Mellor). For our last completed fiscal year, which ended January 31, 2023:
•We have elected to use the same median employee identified in our fiscal 2021 pay ratio calculation in accordance with the requirements of Item 402 of Regulation S-K. There has been no change in our employee population or employee compensation arrangements that we believe would result in a significant change to our CEO pay ratio disclosure. Please refer to our fiscal 2021 proxy statement for information regarding the process we utilized to identify the median employee. For fiscal 2023, we calculated the elements of this employee's total compensation resulting in an annual total compensation of $137,478.
•Mr. James' total compensation for fiscal 2023 through March 1, 2022 (the date Mr. James separated from our employ), as reported in the Summary Compensation Table, was $95,002. Mr. Mellor’s total compensation for fiscal 2023, as reported in the Summary Compensation Table, was $7,456,676.

•For fiscal year ended January 31, 2023, based on this information, the annual total combined compensation of Mr. James and Mr. Mellor was approximately 55 times that of the median employee’s compensation.
Outstanding Equity Awards at Fiscal Year-End for the Fiscal Year Ended January 31, 2023
The following table presents information concerning equity awards held by our named executive officers as of January 31, 2023.

		Option Awards				Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Prices ($)	Option Expiration Date	Number of Shares that Have Not Vested(#)(3)	Market Value of Shares that Have Not Vested ($)(3)
John Mellor	06/20/2019	-	-	-	07/09/2029	16,250	252,038
	03/20/2020	-	-	-	03/04/2030	12,500	193,875
	09/20/2020	-	-	-	08/31/2030	17,500	271,425
	03/20/2021	-	-	-	03/08/2031	22,500	348,975
	03/20/2022	-	-	-	04/21/2032	167,223	2,593,629
	04/22/2022	-	-	-	04/21/2032	71,667(4)	1,111,555
Joshua G. James	09/04/2014	616,921(1)	-	25.50	09/03/2024	-	-
Bruce Felt	08/18/2014	4,230(1)	-	25.50	09/03/2024	-	-
	03/20/2020	-	-	-	03/04/2030	40,625	630,094
	03/20/2021	-	-	-	03/08/2031	33,750	523,463
	03/20/2022				03/14/2032	75,000	1,163,250
Catherine Wong	09/04/2014	5,265(1)	-	25.5	09/03/2024	-	-
	10/01/2016	39,524(1)	-	27.6	09/30/2026	-	-
	03/20/2020	-	-	-	03/04/2030	25,000	387,750
	03/20/2021	-	-	-	03/08/2031	22,500	348,975
	03/20/2022	-	-	-	04/21/2032	142,139	2,204,576
Daren Thayne	12/20/2019	-	-	-	12/31/2029	1,250	19,388
	03/20/2020	-	-	-	03/04/2030	23,438	363,523
	12/20/2020	-	-	-	12/09/2030	50,000	775,500
	03/20/2021	-	-	-	03/08/2031	22,500	348,975
	03/20/2022	-	-	-	03/14/2032	20,000	310,200
(1)    One-fourth of the shares subject to the option vest on the one-year anniversary of the vesting commencement date, with 1/48th of the shares vesting monthly thereafter, subject to continued service through each such date.
(2)    Half of the shares subject to the option vest on the one-year anniversary of the vesting commencement date, with 1/48th of the shares vesting monthly thereafter, subject to continued service through each such date.
(3)    One-fourth of the shares subject to the RSU vest on the first company vesting date on or after the one-year anniversary of the vesting commencement date, with one-sixteenth of the shares subject to the RSU vesting quarterly thereafter, subject to continued service through each such date. Company vesting dates are March 20, June 20, September 20, and December 20 of each calendar year (provided that, to the extent any of the Company Vest Dates falls on a weekend or a company holiday, that Company Vest Date instead will be the immediately following business day thereafter). Market value was determined by multiplying the number of such shares by the closing price of company common stock of $15.51 on January 31, 2023, the last trading day of fiscal 2023, as reported on The Nasdaq Global Market.

(4)    On April 22, 2022, Mr. Mellor was granted 71,667 Market-Based PSUs under the 2018 Plan. Subject to accelerated vesting in certain circumstances, portions of each award become eligible to vest based on satisfaction of stock-price goals of $60 (33.3% portion), $70 (33.3% portion), and $90 (33.3% portion). These goals are tested based on 30-trading-day average daily VWAP. When the service date and a stock-price goal is achieved, all of the PSUs allocated to that level vest, subject to the executive’s continued service with Domo through the applicable vesting date. The awards will expire on April 23, 2025 (and if any stock-price goals have not been achieved by that date, the Market-Based PSUs allocated to unmet goals will be forfeited).
Option Exercises and Stock Vested During Fiscal Year Ended January 31, 2023
The following table sets forth the number of shares acquired, and the value realized upon the exercise of stock options and the vesting of RSUs during the fiscal year ended January 31, 2023 by each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John Mellor	-	-	79,700	$2,524,357
Joshua G. James	-	-	67,500	$3,273,750
Bruce Felt	-	-	71,572	$2,452,011
Catherine Wong	36,000	$1,342,909	46,021	$1,588,294
Daren Thayne	-	-	76,994	$2,554,047
Pension Benefits and Nonqualified Deferred Compensation
We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan during fiscal year ended January 31, 2023.
Equity Compensation Plan Information
The following table provides information as of January 31, 2023 with respect to the shares of our Class B common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity compensation plans approved by stockholders(3)	3,894,094	$26.40	3,874,380
Equity compensation plans not approved by stockholders	-	-	-
Total	3,894,094		3,874,380

(1)    The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our Class B common stock underlying restricted stock units, which have no exercise price.
(2)    Includes 3,874,073 shares available for issuance under our 2018 Plan and 307 shares available for issuance under our 2018 ESPP.
(3)    Includes the following plans: the 2011 Equity Incentive Plan, the 2018 Plan and the 2018 ESPP. Our 2018 Plan provides that on February 1 of each fiscal year commencing in 2019, the number of shares authorized for issuance under the 2018 Plan is automatically increased by a number equal to the least of (subject to adjustment upon changes in our capitalization as provided in the 2018 Plan) (a) 5% of the outstanding shares of Class A and Class B common stock as of the last day of the immediately preceding fiscal year, (b) 3,500,000 shares, and (c) such number of shares determined by the board of directors. Our 2018 ESPP provides that on February 1 of each fiscal year commencing in 2019, the number of shares authorized for issuance under the 2018 ESPP is automatically increased by a number equal to the least of (a) 1.5% of the outstanding shares of Class A and Class B common stock on the first day of each year, (b) 1,050,000 shares of Class B common stock, and (c) an amount determined by the board of directors.
Compensation Risk Assessment
Our compensation committee reviews and discusses with management the risks arising from our executive compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks. Based on this review, the compensation committee structures our executive compensation program to encourage our named executive officers to focus on both long-term and short-term success. We do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.
Potential Payments upon Termination or Change in Control
The table below quantify the potential payments to our named executive officers in the event of a qualifying termination of employment that is not in connection with a change in control of our company or a qualifying termination of employment in connection with a change in control of our company. The amounts shown assume that the change in control and/or termination of employment occurred on January 31, 2023, the last business day of fiscal 2023, other than as noted below. The values reflected also assume that the payments and benefits to our named executive officers are not reduced by virtue of any contractual provisions relating to Sections 280G and 4999 of the Code.

	John Mellor	Josh James(1)	Bruce Felt	Catherine Wong(2)	Daren Thayne
Voluntary Resignation(3)
Severance	-	-	$450,000	-	-
Short-Term Incentive(4)	-	-	$325,000	$211,250	-
Equity Awards(5)	-	$2,970,000	$2,316,806	$614,554	-
Health Benefits(6)	-	-	$31,020	$0	-
Total	-	$2,970,000	$3,122,826	$825,804	-
Qualifying Termination(7)
Severance	$675,000	-	$450,000	-	$400,000
Short-Term Incentive(4)	-	-	$325,000	-	-
Equity Awards(5)	-	-	$2,316,806	-	-
Health Benefits(6)	$46,530	-	$31,020	-	$29,163
Total	$721,530	-	$3,122,826	-	$429,163
Change in Control in Connection With a Qualifying Termination(7)
Severance	$675,000	-	$450,000	-	$400,000
Short-Term Incentive(4)	$637,500	-	$325,000	-	$450,000
Equity Awards(5)	$4,771,496	-	$2,316,806	-	$1,817,586
Health Benefits(6)	$46,530	-	$31,020	-	$29,163
Total	$6,130,526	-	$3,122,826	-	$2,571,749

(1)    Mr. James voluntarily resigned from our company, effective March 1, 2022, and in connection with such resignation, entered into a separation and transition agreement with us. The amounts shown in the table above solely reflect the benefits paid or payable to Mr. James in connection with such resignation pursuant to Instruction 4 to Item 402(j) of Regulation S-K.
(2)    Ms. Wong voluntarily resigned from our company, effective January 15, 2023, and in connection with such resignation, entered into a separation and transition agreement with us. The amounts shown in the table above solely reflect the benefits paid or payable to Ms. Wong in connection with such resignation pursuant to Instruction 4 to Item 402(j) of Regulation S-K.
(3)    In calculating the amounts set forth in the table, we assumed that the applicable named executive officer (i) does not violate his or her contractual obligations to us following termination; (ii) duly executes and does not revoke any releases of claims required to be contractually eligible for termination or change in control benefits; and (iii) in the case of Mr. Felt, that any resignation or qualifying termination was made in connection with the appointment of a successor CFO. For purposes of this table, we did not include any amounts in respect of accrued but unpaid base salary or benefits or any amounts in respect of stock options (including as the result of any extended post-termination exercise periods) because all stock options held by the named executive officers were fully vested as of January 31, 2023 (or, in the case of Mr. James and Ms. Wong, the dates of their respective resignations).
(4)    Assumes satisfaction of applicable performance metrics under our Executive Incentive Compensation Plan for fiscal 2023 at target level, except in the case of Ms. Wong; our agreement with Ms. Wong provides that, in connection with her voluntary resignation, Ms. Wong may retain $211,250 in bonus pre-paid by the company for fiscal year 2023, regardless of the amount of actual bonuses to be paid to our executives, and we will not exercise any clawback rights we might have, with the exception of any clawback required by applicable law.
(5)    Reflects the value of unvested shares of our Class B common stock underlying restricted stock unit and performance stock unit awards subject to accelerated or continued vesting. The value was calculated by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock unit awards as of January 31, 2023, by (ii) in the case of Messrs. Mellor, Felt and Thayne, $15.51 (the closing market price of our common stock on the Nasdaq Global Select Market on January 31, 2023, the last trading day in the fiscal year ended January 31, 2023); in the case of Mr. James, $44.00

(the closing market price of our common stock on the Nasdaq Global Select Market on March 1, 2022, the date he resigned from our company); and in the case of Ms. Wong, $14.28 (the closing market price of our common stock on the Nasdaq Global Select Market on January 15, 2023, the date she resigned from our company).
(6)    Includes amounts for continued health coverage and/or payments of premiums for coverage under COBRA.
(7)    A qualifying termination refers to a termination of employment by us without cause, or a resignation by the employee for good reason.
Pay Versus Performance Disclosure
In accordance with Item 402(v) of Regulation S-K, we are providing the following information about the relationships between compensation actually paid to our named executive officers and our company’s performance. In this section, we refer to “compensation actually paid” and other terms used in applicable SEC rules. For information concerning our compensation philosophy and how we align executive compensation with our company’s financial and operational performance, please see section entitled “Executive Compensation Philosophy, Objectives and Design” above.

							Value of Initial Fixed $100 Investment Based on:
Fiscal Year(1)	Summary Compensation Table Total for First PEO	Compensation Actually Paid to First PEO(2)	Summary Compensation Table Total for Second PEO	Compensation Actually Paid to Second PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(3)	Company Total Shareholder Return(4)	Peer Group Total Shareholder Return(5)	Net Income (millions)	Company Selected Measure: Billings (millions) (6)
2023	$95,002	$(18,141,098)	$7,815,728	$462,588	$3,886,205	$(765,462)	$65.56	$104.76	$(106.0)	$323.8
2022	$8,007,285	$1,363,710	$0	$0	$4,116,694	$2,607,066	$228.36	$128.59	$(102.1)	$296.5
2021	$12,384,956	$39,030,956	$0	$0	$2,718,309	$9,126,950	$293.60	$122.62	$(84.6)	$232.7

(1)     For fiscal year 2023, Joshua G. James served as our first principal executive officer ("PEO"), John Mellor served as our second PEO and our non-PEO named executive officers ("NEOs") were Bruce Felt, Catherine Wong and Daren Thayne. For fiscal years 2022 and 2021, Joshua G. James served as our PEO and our NEOs were Bruce Felt and Catherine Wong.
(2)     The following table presents a reconciliation of total compensation paid to our PEOs for the fiscal years shown in the Summary Compensation Table, further above, to the compensation actually paid to our PEOs, calculated in accordance with Item 402(v) of Regulation S-K, as reported in the Pay Versus Performance table to which this footnote relates:

	First PEO			Second PEO
	2021	2022	2023	2023
Summary Compensation Table Total(a)	$12,384,956	$8,007,285	$95,002	$7,815,728
Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year(b)	$(11,388,000)	$(7,478,400)	$0	$(7,359,007)
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year(c)	$38,034,000	$5,635,200	$0	$2,952,747
Add Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years(c)	$0	$(5,545,125)	$0	$(2,162,188)
Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(c)	$0	$0	$0	$466,764
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(c)	$0	$744,750	$78,300	$(1,251,456)
Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(c)	$0	$0	$(18,314,400)	$0
Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$0	$0	$0	$0
Compensation Actually Paid	$39,030,956	$1,363,710	$(18,141,098)	$462,588
(a)     We have not reported any amounts in our Summary Compensation Table with respect to “Change in Pension and Nonqualified Deferred Compensation” and, accordingly, the adjustments with respect to such items prescribed by the pay-versus-performance rules are not relevant to our analysis and no adjustments have been made.
(b)    The amounts reflect the aggregate grant-date fair value reported in the “Stock Awards” columns in the Summary Compensation Table for the applicable year.
(c)    In accordance with Item 402(v) requirements, the fair values of unvested and outstanding equity awards to our PEOs and NEOs were remeasured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. We approached the determination of fair value in the same way as we historically have determined fair value and fair values as of each measurement date were determined using valuation assumptions and methodologies (including expected term, volatility, dividend yield, and risk-free interest rates) that are generally consistent with those used to estimate fair value at grant under US GAAP. See “Equity Incentive Plans” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for additional details on the valuation assumptions used in the calculations of such amounts.
(3)    The following table presents a reconciliation of average total compensation paid to our Non-PEO NEOs for the fiscal years shown in the Summary Compensation Table, further above, to the average compensation actually paid to our Non-PEO NEOs, calculated in accordance with Item 402(v) of Regulation S-K, as reported in the Pay Versus Performance table to which this footnote relates:

	2021	2022	2023
Summary Compensation Table Total(a)	$2,718,309	$4,116,694	$3,886,205
Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year(b)	$(1,992,900)	$(3,116,000)	$(3,275,630)
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year(c)	$6,655,950	$2,348,000	$1,226,009
Add Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years(c)	$962,955	$(970,397)	$(2,296,510)
Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(c)	$0	$0	$574,825
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(c)	$782,636	$228,770	$(880,360)
Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(c)	$0	$0	$0
Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$0	$0	$0
Compensation Actually Paid	$9,126,950	$2,607,066	$(765,462)
(a)    We have not reported any amounts in our Summary Compensation Table with respect to “Change in Pension and Nonqualified Deferred Compensation” and, accordingly, the adjustments with respect to such items prescribed by the pay-versus-performance rules are not relevant to our analysis and no adjustments have been made.
(b)    The amounts reflect the aggregate grant-date fair value reported in the “Stock Awards” columns in the Summary Compensation Table for the applicable year.
(c)    In accordance with Item 402(v) requirements, the fair values of unvested and outstanding equity awards to our PEOs and NEOs were remeasured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. We approached the determination of fair value in the same way as we historically have determined fair value and fair values as of each measurement date were determined using valuation assumptions and methodologies (including expected term, volatility, dividend yield, and risk-free interest rates) that are generally consistent with those used to estimate fair value at grant under US GAAP. See “Stock Plans” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for additional details on the valuation assumptions used in the calculations of such amounts.
(4)     Total shareholder return is calculated by assuming that a $100 investment was made at the closing of trading on January 31, 2020, the last trading day prior to the earliest fiscal year shown in the table above, and reinvesting all dividends until the last day of each reported fiscal year.
(5)     The peer group used is the S&P 500 Information Technology Index, as used in the performance graph shown in our annual report pursuant to Item 201(e) of Regulation S-K. Total shareholder return is calculated by assuming that a $100 investment was made at the close of trading on January 31, 2020 and reinvesting all dividends until the last day of each reported fiscal year.
(6)     In our assessment, Billings is the most important financial performance measure that we used in fiscal year 2023 to link compensation actually paid to performance.
Tabular List of Financial Performance Measures
The financial performance measures listed below represent the three most important financial performance measures that were used to determine the compensation actually paid to our named executive officers for fiscal 2023 (listed in no particular order):

Most Important Financial Measures for Fiscal 2023
Billings
Adjusted Net Cash Flow Provided by (Used in) Operating Activities
Non-GAAP Operating Margin

Relationship Between Compensation Actually Paid and Total Shareholder Return
The following graphs illustrate the relationship between compensation actually paid ("CAP") to our PEOs and average compensation actually paid to our non-PEO NEOs for fiscal years 2023, 2022 and 2021 versus (i) our cumulative total shareholder return ("TSR") and our peer group’s TSR for the years shown, (ii) our net income, and (iii) our billings.

CAP vs. TSR
$293.60
$228.36
$122.62
$104.76
$39.0M
$128.59
$65.56
$9.1M
$0.0M
$1.4M
$0.0M
$2.6M
$0.5M
($0.8M)
($18.1M)
2021
2022
2023
Compensation Actually Paid (First PEO)
Compensation Actually Paid (Second PEO)
Avg. Compensation Actually Paid (Non-PEO NEOs)
Company TSR
Peer Group TSR

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock at May 1, 2023 for:
•    each person who we know beneficially owns more than 5% of our common stock;
•    each of our directors;
•    each of our named executive officers; and
•    all of our directors and executive officers as a group.
The percentage of beneficial ownership shown in the table is based upon 3,263,659 shares of Class A common stock and 32,446,941 shares of Class B common stock outstanding as of May 1, 2023.
Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of Class B common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after May 1, 2023. These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
Except as otherwise noted below, the address for each person or entity listed in the table is c/o Domo, Inc., 772 East Utah Valley Drive, American Fork, Utah 84003.

	Class A		Class B		% of Total Voting Power(1)
Name	Shares	%	Shares	%
5% Stockholders
Joshua G. James(2)	3,263,659	100	1,062,005	3.2	80.7
BlackRock, Inc.(3)	-	-	3,529,095	10.9	2.2
The Vanguard Group(4)	-	-	3,704,854	11.4	2.3
Named Executive Officers and Directors
Daren Thayne(5)	-	-	224,913	*	*
John Mellor(6)	-	-	175,336	*	*
Bruce Felt(7)	-	-	150,711	*	*
Catherine Wong(8)	-	-	175,418	*	*
Jeff Kearl(9)	-	-	31,812	*	*
Carine S. Clark(10)	-	-	22,226	*	*
Daniel Daniel(11)	-	-	73,109	*	*
John Pestana(12)	-	-	101,718	*	*
Dan Strong	-	-	-	*	*
Renée Soto	-	-	-	*	*
All Executive Officers & Directors as a Group (11 persons)(13)	3,263,659	100%	1,295,870	3.9	80.9
*    Represents beneficial ownership or voting power of less than 1%.
(1)    Percentage total voting power represents voting power with respect to all outstanding shares of our Class A common stock and our Class B common stock, voting as a single class. Each holder of our Class A common stock shall be entitled to 40 votes per share of Class A common stock and each holder of our Class B common stock shall be entitled to one vote per share of Class B common stock. Holders of our Class A common stock and our Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our amended and restated certificate of incorporation. The Class A common stock is convertible at any time by the holder into shares of Class B common stock on a share-for-share basis.
(2)    Mr. James holds sole dispositive power and sole voting power over 4,325,664 shares of our Class A and Class B common stock, consisting of (a) 3,263,659 shares of our Class A common stock and 429,810 shares of our Class B common stock held of record by Cocolalla, LLC, (b) 3,131 shares of our Class B common stock held of record by Mr. James, (c) 10,000 shares of our Class B common stock held of record by Cinnamon Birch, LLC, (e) 2,143 shares of our Class B common stock held of record by Mr. James' spouse and (f) 616,921 shares of our Class B common stock issuable upon exercise of options issued to Mr. James that are exercisable within 60 days of May 1, 2023. Mr. James is the manager of each of Cocolalla, LLC and Cinnamon Birch, LLC with voting and dispositive power over the shares held by Cocolalla, LLC and Cinnamon Birch, LLC. The address for Cocolalla, LLC, Cinnamon Birch, LLC and Mr. James is 550 Timpanogos Circle, Orem, UT 84097.
(3)    Based solely on a Schedule 13G/A filed with the SEC on February 10, 2023, which reports sole dispositive power over 3,529,095 shares of our Class B common stock and sole voting power over 3,340,465 shares of our Class B common stock. The address for Blackrock, Inc. is 55 East 52nd St., New York, NY 10055.
(4)    Based solely on a Schedule 13G/A filed with the SEC on February 9, 2023, The Vanguard Group is deemed to beneficially own 3,704,854 shares of our Class B common stock, with sole dispositive power as to 3,628,613 shares, shared voting power as to 50,870 shares and shared dispositive power as to 76,241 shares. The address for The Vanguard Group and its affiliated entities is 100 Vanguard Blvd., Malvern, PA 19355.
(5)     Consists of (a) 106,361 shares of our Class B common stock held by Mr. Thayne, (b) 103,552 shares of our Class B common stock held of record by Daren and Sharisa Thayne Family, LLC (over which Mr. Thayne has voting and dispositive power) and (c) RSUs representing the right to receive 15,000 shares of our Class B common stock scheduled to vest within 60 days of May 1, 2023.
(6)    Consists of (a)115,145 shares of our Class B common stock held by Mr. Mellor, (b) 34,115 shares of our Class B common stock held of record by The Mellor Generations Trust (over which Mr. Mellor has voting and dispositive power) and (c) RSUs representing the right to receive 26,076 shares of our Class B common stock scheduled to vest within 60 days of May 1, 2023.
(7)    Consists of (a) 129,919 shares of our Class B common stock held by Mr. Felt, (b) options to purchase 4,230 shares of our Class B common stock that are exercisable within 60 days of May 1, 2023 and (c) RSUs representing the right to receive 16,562 shares of our Class B common stock scheduled to vest within 60 days of May 1, 2023.
(8)    Consists of (a) 139,517 shares of our Class B common stock held by Ms. Wong and (b) options to purchase 35,901 shares of our Class B common stock that are exercisable within 60 days of May 1, 2023.
(9)    Consists of (a) 24,415 shares of our Class B common stock held by Mr. Kearl, (b) 2,348 shares of our Class B common stock held of record by Pura Vida Investment Capital LLC and (c) RSUs representing the right to receive 5,049 shares of our Class B common stock scheduled to vest within 60 days of May 1, 2023. Mr. Kearl exercises voting and dispositive control over the shares of our Class B common stock held by Pura Vida Investment Capital LLC.
(10)    Consists of (a) 17,177 shares of our Class B common stock held by Ms. Clark and (b) RSUs representing the right to receive 5,049 shares of our Class B common stock scheduled to vest within 60 days of May 1, 2023.
(11)    Consists of (a) 16,260 shares of our Class B common stock held by Mr. Daniel, (b) 47,500 shares of our Class B common stock held in accounts managed by Twenty Acre Capital, (c) 4,137 shares of our Class B common stock held by Mr. Daniel’s spouse, (d) RSUs held by Mr. Daniel’s spouse representing the right to receive 163 shares of our Class B common stock scheduled to vest within 60 days of May 1, 2023 and (d) RSUs held by Mr. Daniel representing the right to receive 5,409 shares of our Class B common stock scheduled to vest within 60 days of May 1, 2023. Mr. Daniel exercises voting and dispositive control over the shares of our Class B common stock held in Twenty Acre Capital managed accounts; however, he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(12)    Consists of (a) 2,704 shares of our Class B common stock held by Mr. Pestana, (b) 96,490 shares of our Class B common stock held of record by Erutinmo LLC and (c) RSUs representing the right to receive 2,524 shares of our Class B common stock scheduled to vest within 60 days of May 1, 2023. Mr. Pestana exercises voting and dispositive control over the shares of our Class B common stock held by Erutinmo LLC.
(13)    Consists of (a) 661,115 shares of our Class B common stock directly or indirectly held by our directors and executive officers, (b) options to purchase 616,921 shares of our Class B common stock that are exercisable within 60 days of May 1, 2023 and (c) RSUs representing the right to receive 17,834 shares of our Class B common stock scheduled to vest within 60 days of May 1, 2023.

RELATED PERSON TRANSACTIONS
The following is a summary of transactions since February 1, 2022 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this proxy statement entitled “Executive Compensation.”
Related Party Transaction Policy
We have adopted a formal, written policy that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities and any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior approval or, in the case of pending or ongoing related party transactions, ratification of our audit committee. For purposes of our policy, a related party transaction is a transaction, arrangement or relationship where we were, are or will be involved and in which a related party had, has or will have a direct or indirect material interest.
Certain transactions with related parties, however, are excluded from the definition of a related party transaction including, but not limited to:
•transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000;
•transactions where a related party’s interest derives solely from his or her service as a director of another entity that is a party to the transaction;
•transactions where a related party’s interest derives solely from his or her ownership of less than 10% of the equity interest in another entity that is a party to the transaction; and
•transactions where a related party’s interest derives solely from his or her ownership of a class of our equity securities and all holders of that class received the same benefit on a pro rata basis.
No member of the audit committee may participate in any review, consideration or approval of any related party transaction where such member or any of his or her immediate family members is the related party. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to:
•the benefits and perceived benefits to us;
•the materiality and character of the related party’s direct and indirect interest;
•the availability of other sources for comparable products or services;
•the terms of the transaction; and
•the terms available to unrelated third parties under the same or similar circumstances.

In reviewing proposed related party transactions, the audit committee will only approve or ratify related party transactions that are in, or not inconsistent with, the best interests of us and our stockholders.
The transactions described below were consummated prior to our adoption of the formal, written policy described above, and therefore the foregoing policies and procedures were not followed with respect to the transactions. However, we believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.
Transactions with Joshua G. James and His Affiliates
Registration Rights Agreement
We have entered into a registration rights agreement with Mr. James, pursuant to which Mr. James has the right to require us to register the offer and sale of shares of Class A common stock (including shares of Class A common stock issued upon conversion of Class B common stock) held by Mr. James or his affiliates (such rights are referred to as “registration rights”).
Mr. James has the right to demand that we use best efforts to file a registration statement for the registration of the offer and sale of at least that number of shares with anticipated offering proceeds in excess of $20.0 million. We are only obligated to file up to two registration statements in connection with the exercise of demand registration rights. These registration rights are subject to specified conditions and limitations, including our ability to defer the filing of a registration statement with respect to an exercise of such demand registration rights for up to 90 days under certain circumstances.
At any time that we are eligible to use a registration statement on Form S-3, Mr. James shall have the right to demand that we file a registration statement on Form S-3 so long as the aggregate number of shares to be offered and sold under such registration statement on Form S-3 is at least $5.0 million. We are only obligated to file one registration statement in connection with the exercise of such Form S-3 registration rights. These registration rights are subject to specified conditions and limitations, including our ability to defer the filing of a registration statement with respect to an exercise of such Form S-3 registration rights for up to 90 days under certain circumstances.
If we propose to register the offer and sale of any of its securities under the Securities Act, either for its own account or for the account of other stockholders, Mr. James will have the right, subject to certain exceptions, to include his registrable shares in the registration statement. We are only obligated to register shares in connection with Mr. James’ exercise of these piggyback registration rights with respect to one registration. This registration right is subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances.
The registration rights will terminate on March 1, 2025.
Cooperation Agreement
We entered into a letter agreement (the “Cooperation Agreement”) with Mr. James and certain entities affiliated with Mr. James (the “James Entities”). Among other things, the Cooperation Agreement provides that:

•The board of directors and Mr. James will take all action necessary (including increasing the size of the board of directors) to appoint John Pestana (the “Independent Designee”) as a member to the board of directors.
•Subject to the terms of the Cooperation Agreement, and the Independent Designee’s willingness to serve, the board of directors will include the Independent Designee on the board of directors’ slate of director nominees standing for election at the Annual Meeting.
•The Independent Designee will be entitled to the same director benefits as other non-employee members of the board of directors, including compensation for such director’s service as a director and reimbursement of such director’s expenses on the same basis as all other non-employee directors of Company; equity-based compensation grants and other benefits, if any, on the same basis as all other non-employee directors of Company; and the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of Company as such rights may exist from time to time.
•At the Annual Meeting, Mr. James and the James Entities will cause all voting securities beneficially owned by them to be present for quorum purposes and voted or consented in favor of the election of each person nominated by the board of directors for election as a director and against any proposals or resolutions to remove any member of the board of directors.
•Until the earlier of 11:59 p.m. (Pacific time) on (a) March 2, 2023 and (b) the fifth day prior to the deadline for the submission of stockholder nominations of directors and business proposals for the Company’s 2023 annual meeting of stockholders, Mr. James and the James Entities will not take, and will not cause their respective Affiliates (as defined in the Cooperation Agreement) and Associates (as defined in the Cooperation Agreement) to take, any action to replace or remove directors or to add directors to the board of directors (in each case).
Other Transactions Involving Joshua G. James
During the fiscal year ended January 31, 2023, Mr. James' brother, Adam James, was employed by us in a non-executive officer position. Compensation and benefits received by Adam James for fiscal year 2023 included $225,000 in base salary. Adam James is also eligible to participate in fiscal year 2023 bonuses. Adam James also participated in our health and other benefit plans on terms and conditions applicable to similarly situated employees.
During the fiscal year ended January 31, 2023, we paid to Luis Bardin, Mr. James' father-in-law and his company, LATAM as a Service, approximately $331,892 for sales services.
Other Transactions
We have entered into employment agreements with our executive officers that, among other things, provide for certain severance and change of control benefits. For a description of these agreements, see section entitled “Executive Compensation—Executive Employment Arrangements.”
We have granted stock options and restricted stock units to our executive officers and our directors. For a description of these options and restricted stock units, see sections entitled “Board of Directors and Corporate Governance—Director Compensation for Fiscal Year Ended January 31, 2023” and “Executive Compensation.”

During the fiscal year ended January 31, 2023, we employed Denise Daniel, Mr. Daniel's spouse, in a non-executive officer position. Total compensation for Ms. Daniel during the fiscal year was approximately included $94,000 in base salary and $32,611 in restricted stock units. Ms. Daniel also participated in our health and other benefit plans as well as our employee stock purchase plan, in each case on terms and conditions applicable to similarly situated employees
We have entered into indemnification agreements with our directors and executive officers.

OTHER MATTERS
Third Party Compensation of Directors
None of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Rule 5250(b)(3) of The Nasdaq Stock Market.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely on our review of Forms 3, 4 and 5 and amendments thereto filed electronically with the SEC by the reporting persons, and written representations from certain reporting persons, we believe that during the fiscal year ended January 31, 2023, our directors, executive officers, and ten percent stockholders complied with all Section 16(a) filing requirements applicable to them, except that, a Form 4 relating to the disposition of Class B common stock for Ms. Wong on March 17, 2022 was filed late on March 23, 2022; a Form 4 relating to the vesting of RSUs for Mr. Daniel on July 20, 2021 was filed late on June 3, 2022; and a Form 4 for Mr. James relating to the disposition of Class B common stock on November 22, 2022 was filed late on November 28, 2022.
2023 Annual Report and SEC Filings
Our financial statements for the fiscal year ended January 31, 2023 are included in our annual report on Form 10-K. Our annual report and this proxy statement are posted on our website at https://www.domo.com/ir and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Domo, Inc., 772 East Utah Valley Drive, American Fork, UT 84003.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by executing and returning, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Silicon Slopes, Utah
     May 19, 2023

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:**
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V17688-P94426

## DOMO, INC.
## Annual Meeting of Stockholders
## June 30, 2023, 9:00 AM MDT
## This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Cynthia Cowen and Peter Lowry, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and vote, as designated on the reverse of this ballot, all of the shares of Class A and/or Class B Common Stock of Domo, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM MDT on June 30, 2023 at 767 Auto Mall Drive, Suite 3, American Fork, UT 84003, and at any adjournments or postponements thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE**

**Continued and to be signed on reverse side**

DOMO

**SCAN TO VIEW MATERIALS & VOTE**

**VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 29, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V17687-P94426 — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**DOMO, INC.**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees:**

01) Joshua G. James
02) Carine S. Clark
03) Daniel Daniel
04) Jeff Kearl
05) John Pestana
06) Dan Strong
07) Renée Soto

**The Board of Directors recommends you vote FOR the following proposals:**

**NOTE:** In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] ______ Date ______

Signature (Joint Owners) ______ Date ______

APPENDIX A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DOMO, INC.

Domo, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.The name of the Corporation is Domo, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 20, 2010 under the name Shacho, Inc.

2.This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3.The text of the Certificate of Incorporation of the Corporation is amended and restated in its entirety to read as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by _____________, a duly authorized officer of the Corporation, on ___________, 2023.

DOMO, INC.

By: ______________________

Name: ___________________

Title: ____________________

EXHIBIT A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DOMO, INC.

ARTICLE I
The name of the corporation is Domo, Inc. (the “Corporation”).
ARTICLE II
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).
ARTICLE III
The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE IV
The total number of shares of stock that the Corporation shall have authority to issue is 513,263,659, consisting of 503,263,659 shares of Common Stock (the “Common Stock”), $0.001 par value per share, 3,263,659 of which shall be designated Class A Common Stock (the “Class A Common Stock”), and 500,000,000 of which shall be designated Class B Common Stock (the “Class B Common Stock”), and 10,000,000 shares of Preferred Stock (the “Preferred Stock”), $0.001 par value per share.
ARTICLE V
The rights, powers, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:
1.Definitions. For purposes of this Article V, the following definitions apply:
1.1    “Acquisition” means (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Corporation immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its Parent) immediately after such consolidation, merger or reorganization (provided that, for the purpose of this Section V.1.1, all stock, options, warrants, purchase rights or other securities exercisable for or convertible into Common Stock outstanding immediately prior to such merger, consolidation or reorganization shall be deemed to be outstanding immediately prior to such merger, consolidation or reorganization and, if applicable, converted or exchanged in such merger, consolidation or reorganization on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (B) any transaction or series of related transactions to which the Corporation is a party in which shares of the Corporation are transferred such that in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof.
1.2    “Amended and Restated Certificate” means this Amended and Restated Certificate of Incorporation of the Corporation, as may be amended.
1.3    “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.
1.4    “Board” means the Board of Directors of the Corporation.
1.5    “Disability” or “Disabled” means the permanent and total disability of the Founder such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death within 12 months or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner jointly selected by a majority of the Independent Directors and the Founder. If the Founder is incapable of selecting a licensed physician, then the Founder’s spouse shall make the selection, or in the absence or incapacity of the Founder’s spouse, the Founder’s adult children by majority vote shall make the selection, or in the absence of adult children of the Founder or their inability to act by majority vote, a natural person then acting as the successor trustee of a revocable living trust which was created by the Founder and which holds more shares of all classes of capital stock of the Corporation than any other revocable living trust created by the Founder shall make the selection, or in absence of any such successor trustee, the legal guardian or conservator of the estate of the Founder shall make the selection.
1.6    “Final Conversion Date” means:
(a)    the date, or the occurrence of an event, specified by the holders of a majority of the then outstanding shares of Class A Common Stock by affirmative written election, acting as a separate class; or
(b)    the date that is nine months after the death or Disability of the Founder, provided, that such date may be extended but not for a total period of longer than eighteen (18) months from such death or Disability to a date approved by a majority of the Independent Directors then in office.
1.7    “Founder” means Joshua G. James.
1.8    “Independent Directors” means the members of the Board designated as independent directors in accordance with the Listing Standards.
1.9    “IPO Date” means the first date that shares of a class of the Corporation’s capital stock have been listed for trading on the New York Stock Exchange, NASDAQ Global Select Market or NASDAQ Global Market or any successor markets or exchanges (each, a “Securities Exchange”).

1.10    “Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Acquisition or Asset Transfer.
1.11    “Listing Standards” means (i) the requirements of any national stock exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if the Corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of the New York Stock Exchange generally applicable to companies with equity securities listed thereon.
1.12    “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.
1.13    “Permitted Entity” means, with respect to any Qualified Stockholder, any trust, account, plan, corporation, partnership, limited liability company or other individual or entity specified in Section V.1.14(b) with respect to such Qualified Stockholder, so long as such Permitted Entity meets the requirements of the exception set forth in Section V.1.14 applicable to such Permitted Entity.
1.14    “Permitted Transfer” means
(a)    any Transfer from the Founder, from the Founder’s Permitted Entities, from the Founder’s Qualified Trustee or from the Founder’s Permitted Transferees, to the Founder’s estate as a result of the Founder’s death, to the Founder, to the Founder’s Permitted Entities to the Founder’s Qualified Trustee or to any other individual or entity specified in Section V.1.14(b) below; and
(b)    any Transfer of a share of Class A Common Stock by a Qualified Stockholder to any of the Permitted Entities listed below and from any of the Permitted Entities listed below to such Qualified Stockholder or to such Qualified Stockholder’s other Permitted Entities:
(i)    a trust for the benefit of such Qualified Stockholder or persons other than the Qualified Stockholder so long as a Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such trust; provided that in the event a Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such trust, each such share of Class A Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class B Common Stock;
(ii)    a trust under the terms of which a Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code, as amended, or a reversionary interest, so long as a Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such trust; provided, however, that in the event a Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such trust, each such share of Class A Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class B Common Stock;

(iii)    an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, as amended, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code, as amended; provided that in each case such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held in such account, plan or trust, and provided, further, that in the event the Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such account, plan or trust, each such share of Class A Common Stock then held by such account, plan or trust shall automatically convert into one (1) fully paid and nonassessable share of Class B Common Stock;
(iv)    a corporation in which such Qualified Stockholder directly, or indirectly, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such corporation; provided that in the event the Qualified Stockholder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such corporation, each such share of Class A Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class B Common Stock;
(v)    a partnership in which such Qualified Stockholder directly, or indirectly, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such partnership; provided that in the event the Qualified Stockholder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such partnership, each such share of Class A Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class B Common Stock;
(vi)    a limited liability company in which such Qualified Stockholder directly, or indirectly, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such limited liability company; provided that in the event the Qualified Stockholder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such limited liability company, each such share of Class A Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class B Common Stock; or
(vii)    any entity (including, without limitation, any charitable trust or other entity exempt from taxation under 501(c)(3) of the of the Internal Revenue Code, as amended) in which such Qualified Stockholder directly, or indirectly, owns equity interests with sufficient Voting Control in such entity, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such entity; provided that in the event the Qualified Stockholder no longer owns sufficient equity interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such entity, each such share of Class A Common Stock then held by such entity shall automatically convert into one (1) fully paid and nonassessable share of Class B Common Stock.
For the avoidance of doubt, to the extent any shares are deemed to be held by a trustee of a trust described in (i), (ii), (iii) or (vii) above, the Transfer shall be a Permitted Transfer and the trustee shall be deemed a Permitted Entity so long as the other requirements of (i), (ii), (iii) or (vii) above are otherwise satisfied.
1.15    “Permitted Transferee” means a transferee of shares of Class A Common Stock, or rights or interests therein, received in a Transfer that constitutes a Permitted Transfer.
1.16    “Qualified Stockholder” means (a) the Founder or (b) a Permitted Transferee.
1.17    “Qualified Trustee” means a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisors, or bank trust departments, that (a) is subject to appointment and removal solely by a Founder or, following a Founder’s death or during the Founder’s Disability, by the Founder’s designated proxy (who may be another person selected by the Founder and approved to act in that role by the Independent Directors), and (b) has no pecuniary interest in any Class A Common Stock held by any entity of which such person is a trustee. Without limiting the generality of the foregoing, the Founder shall be deemed to have sole dispositive power and exclusive Voting Control with respect to any shares of Class A Common Stock over which a Qualified Trustee exercises dispositive power or Voting Control. In the event the Founder’s Qualified Trustee resigns as trustee, or becomes ineligible to be a Qualified Trustee, or otherwise ceases to serve as a Qualified Trustee, the Founder shall have sixty (60) days to appoint a replacement Qualified Trustee before any shares of Class A Common Stock over which the Qualified Trustee had sole dispositive power and exclusive Voting Control become subject to the automatic conversion provisions of Section V.5 below.
1.18    “Transfer” of a share of Class A Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class A Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise. A “Transfer” will also be deemed to have occurred with respect to all shares of Class A Common Stock beneficially held by an entity that is a Qualified Stockholder, if after the IPO Date there is a Transfer of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, such that the previous holders of such voting power no longer retain sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such entity. Notwithstanding the foregoing, the following will not be considered a “Transfer”:
(a)    granting a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board;
(b)    entering into a voting trust, agreement or arrangement (with or without granting a proxy), and taking any action contemplated thereunder, solely with stockholders who are holders of Class A Common Stock, which voting trust, agreement or arrangement (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;
(c)    pledging shares of Class A Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee will constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;
(d)    granting a proxy by the Founder, the Founder’s Permitted Entities or the Founder’s Permitted Transferees to (i) a person or entity designated by the Founder and approved by a majority of the Independent Directors then in office or (ii) a Qualified Trustee, to exercise dispositive power and/or Voting Control of shares of Class A Common Stock owned directly or indirectly, beneficially and of record, by the Founder, the Founder’s Permitted Entities or the Founder’s Permitted Transferees, effective either (A) on the death of the Founder or (B) during any Disability of the Founder, including the exercise of such proxy by such person;
(e)    entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class A Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;
(f)    the fact that the spouse of any Qualified Stockholder possesses or obtains an interest in such holder’s shares of Class A Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer”; and
(g)    entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy), and taking any action contemplated thereunder, in connection with a Liquidation Event, provided that such Liquidation Event was approved by a majority of the Independent Directors then in office.
1.19    “Voting Control” means, with respect to a share of capital stock or other security, the power (whether exclusive or shared) to vote or direct the voting of such security, including by proxy, voting agreement or otherwise.
1.20    “Voting Threshold Date” means the first date on which the outstanding shares of Class A Common Stock represent less than a majority of the total voting power of the then outstanding shares of the Corporation entitled to vote generally in the election of directors.
1.21    ”Whole Board” means the total number of authorized directors whether or not there exist any vacancies or unfilled seats in previously authorized directorships.
2.Identical Rights. Except as otherwise provided in this Amended and Restated Certificate or required by applicable law, shares of Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and any liquidation, dissolution or winding up of the corporation but excluding voting and other matters as described in Section V.3 below), share ratably and be identical in all respects as to all matters, including:
2.1    Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of any such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of such applicable class of Common Stock treated adversely, voting separately as a class.
2.2    the holders of Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date; and provided, further, that nothing in the foregoing shall prevent the Corporation from declaring and paying dividends or other distributions payable in shares of one class of Common Stock or rights to acquire one class of Common Stock to holders of all classes of Common Stock.
2.3    If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.
3.Voting Rights.
3.1    Common Stock.
(a)    Class A Common Stock. Each holder of shares of Class A Common Stock will be entitled to forty votes for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.
(b)    Class B Common Stock. Each holder of shares of Class B Common Stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.
3.2    General. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock and Class B Common Stock will vote together and not as separate series or classes.

3.3    Authorized Shares. The number of authorized shares of Common Stock or any class or series thereof may be increased or decreased (but not below (i) the number of shares of Common Stock or, in the case of a class or series of Common Stock, such class or series, then outstanding plus (ii) with respect to Class B Common Stock, the number of shares reserved for issuance pursuant to Section V.8) by the affirmative vote of the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law; provided, that the number of authorized shares of Class A Common Stock shall not be increased without the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class.
3.4    Election of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the holders of Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Company.
4.Liquidation Rights. In the event of a Liquidation Event, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the Corporation legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that for the avoidance of doubt, consideration to be paid or received by a holder of Common Stock in connection with any Liquidation Event pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be “distribution to stockholders” for the purpose of this Section V.4; provided, further, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such consolidation, merger or other transaction if the only difference in the per share consideration to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share of Class A Common Stock have forty (40) times the voting power of any securities distributed to the holder of a share of Class B Common Stock.
5.Conversion of the Class A Common Stock. The Class A Common Stock will be convertible into Class B Common Stock as follows
5.1    Each share of Class A Common Stock will automatically convert into one fully paid and nonassessable share of Class B Common Stock on the Final Conversion Date.
5.2    With respect to any holder of Class A Common Stock, each share of Class A Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class B Common Stock, as follows:
(a)    on the affirmative written election of such holder or, if later, at the time or the happening of a future event specified in such written election (which election may be revoked by such holder prior to the date on which the automatic conversion would otherwise occur unless otherwise specified by such holder);
(b)    subject to Section V.5.2(c) below, on the occurrence of a Transfer of such share of Class A Common Stock, other than a Permitted Transfer; or
(c)    with respect to Class A Common Stock held of record by the Founder, the Founder’s Permitted Entities or by the Founder’s Permitted Transferees, upon the death or Disability of the Founder; provided, however, that, with respect to the shares of Class A Common Stock held of record by the Founder, the Founder’s Permitted Entities or the Founder’s Permitted Transferees, each share of Class A Common Stock held of record by the Founder, the Founder’s Permitted Entities or the Founder’s Permitted Transferees shall automatically convert into one (1) fully paid and nonassessable share of Class B Common Stock upon that date which is nine (9) months after the date of death or Disability of the Founder or such later date not to exceed a total period of eighteen (18) months after the date of death or Disability of the Founder as may be approved by a majority of the Independent Directors then in office, during which period prior to the conversion of such shares of Class A Common Stock into Class B Common Stock, Voting Control over the Founder’s shares (including shares held of record by the Founder’s Permitted Entities and Permitted Transferees) shall be exercised in accordance with any applicable proxy or voting agreement in place at the time of such death or Disability entered into in accordance with Section V.1.18 of this Amended and Restated Certificate or, if no such proxy or voting agreement is in place at the time of such death or Disability, a person (including a person serving as trustee) previously designated by the Founder and approved by the Board may exercise Voting Control over the Founder’s shares (including shares held of record by the Founder’s Permitted Entities and Permitted Transferees) of Class A Common Stock.
6.Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class A Common Stock to Class B Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class A Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class A Common Stock and to confirm that a conversion to Class B Common Stock has not occurred. A determination by the Corporation as to whether or not a Transfer has occurred and results in a conversion to Class B Common Stock shall be conclusive and binding.
7.Immediate Effect. In the event of and upon a conversion of shares of Class A Common Stock to shares of Class B Common Stock pursuant to Section V.5, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares, death or Disability, as applicable, occurred or immediately upon the Final Conversion Date subject in all cases to any transition periods specifically provided for in this Amended and Restated Certificate. Upon any conversion of Class A Common Stock to Class B Common Stock in accordance with this Amended and Restated Certificate, all rights of such holder of shares of Class A Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class B Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class B Common Stock.
8.Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Class A Common Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Common Stock; and if at any time the number of -10- authorized but unissued shares of Class B Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class A Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as will be sufficient for such purpose.

9.No Reissuance of Class A Common Stock. No share or shares of Class A Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.
10.Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.
ARTICLE VI
1.Rights of Preferred Stock. The Board is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board (authority to do so being hereby expressly vested in the Board), and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.
The Board is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Amended and Restated Certificate or the resolution of the Board originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
2.Vote to Increase or Decrease Authorized Shares. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.
ARTICLE VII
1.Board Size. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors that constitutes the entire Board shall be fixed by, or in the manner provided in, the Bylaws of the Corporation; provided that, from and after the Voting Threshold Date, the number of directors that constitutes the entire Board shall be fixed by a resolution adopted by a majority of the Whole Board. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the Delaware General Corporation Law.

2.Board Structure. From and after the Voting Threshold Date, the directors, other than any who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board may assign members of the Board already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the Voting Threshold Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Voting Threshold Date, and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Voting Threshold Date. At each annual meeting of stockholders, commencing with the first regularly scheduled annual meeting of stockholders following the Voting Threshold Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office for a three-year term and until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Prior to the Voting Threshold Date, all directors shall be elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders (except, for the avoidance of doubt, as provided in this Section VII.2 in the event the Voting Threshold Date occurs) and until his or her successor shall have been duly elected and qualified. Notwithstanding the foregoing provisions of this Article VII, whether before or after the Voting Threshold Date, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. From and after the Voting Threshold Date, if the number of directors is thereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable. No decrease in the number of directors constituting the Board, whether before or after the Voting Threshold Date, shall shorten the term of any incumbent director.
3.Removal; Vacancies. Any director may be removed from office by the stockholders of the Corporation as provided in Section 141(k) of the Delaware General Corporation Law. Prior to the Voting Threshold Date, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors. From and after the Voting Threshold Date, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, and not by stockholders. A person elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.
ARTICLE VIII
The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
1.Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred by statute or by this Amended and Restated Certificate or the Bylaws of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2.Written Ballot. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.
3.Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation; provided that, prior to the Voting Threshold Date, the Board shall not be authorized to amend or repeal, or adopt a provision inconsistent with, Article III, Section 3.2 of the Bylaws of the Corporation.
4.Special Meetings. Special meetings of the stockholders may be called only by (i) the Board pursuant to a resolution adopted by a majority of the Whole Board; (ii) the chairman of the Board; (iii) the chief executive officer of the Corporation; (iv) the president of the Corporation (in the absence of a chief executive officer); or (v) prior to the Voting Threshold Date, the holders of at least fifty percent (50%) of the voting power of the Class A Common Stock and Class B Common Stock, voting together as a single class and acting in compliance with the Bylaws of the Corporation.
5.No Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, and except for any written election to convert shares of Class A Common Stock to Class B Common Stock as contemplated in this Amended and Restated Certificate, from and after the Voting Threshold Date, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Subject to the rights of the holders of any series of Preferred Stock, and except for any written election to convert shares of Class A Common Stock to Class B Common Stock as contemplated in this Amended and Restated Certificate, before the Voting Threshold Date, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting
6.No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.
ARTICLE IX
To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or an officer, then the liability of a director or an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or an officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.
ARTICLE X
If any provision of this Amended and Restated Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amended and Restated Certificate, and the court will replace such illegal, void or unenforceable provision of this Amended and Restated Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amended and Restated Certificate shall be enforceable in accordance with its terms.
Except as provided in Article IX above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate or any provision of law that might otherwise permit a lesser vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate, (i) prior to the Voting Threshold Date, (a) the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate or adopt any new provision of this Amended and Restated Certificate and (b) the affirmative vote of a majority of the outstanding shares of Class A Common Stock and the affirmative vote of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class, shall be required to amend or repeal, or adopt any provision of this Amended and Restated Certificate inconsistent with, Article V or this clause (i)(b) of Article X of this Amended and Restated Certificate (except in either (a) or (b) by virtue of a filing of a Preferred Stock Designation, but subject to any vote required by law or by other provisions of this Amended and Restated Certificate with respect to such Preferred Stock Designation), and (ii) from and after the Voting Threshold Date, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Amended and Restated Certificate inconsistent with, Article VII, Article VIII or this Article X.

APPENDIX B
UNAUDITED RECONCILIATIONS FROM GAAP TO NON-GAAP

Domo, Inc.
Reconciliation of Non-GAAP Financial Measures
(in thousands)
(unaudited)

	Year Ended
	January 31,
	2021	2022	2023
Billings:
Total revenue	$210,180	$257,961	$308,645
Add:
Deferred revenue (end of period)	129,079	168,335	182,273
Deferred revenue, noncurrent (end of period)	3,173	2,420	3,609
Less:
Deferred revenue (beginning of period)	(105,290)	(129,079)	(168,335)
Deferred revenue, noncurrent (beginning of period)	(4,454)	(3,173)	(2,420)
Increase in deferred revenue (current and noncurrent)	22,508	38,503	15,127
Billings	$232,688	$296,464	$323,772

Reconciliation of Net Cash (Used in) Provided by Operating Activities to Adjusted Net Cash (Used in) provided by Operating Activities:
Net cash (used in) provided by operating activities	$(15,872)	$379	$(10,890)
Proceeds from shares issued in connection with employee stock purchase plan	6,748	4,133	1,563
Adjusted net cash (used in) provided by operating activities	$(9,124)	$4,512	$(9,327)

Reconciliation of Operating Loss on a GAAP Basis to Operating Loss on a Non-GAAP Basis:
Operating loss on a GAAP basis	$(73,085)	$(88,470)	$(88,873)
Stock-based compensation	33,305	59,821	83,149
Amortization of certain intangible assets	80	80	80
Operating loss on a non-GAAP basis	$(39,700)	$(28,569)	$(5,644)

Reconciliation of Operating Margin on a GAAP Basis to Operating Margin on a Non-GAAP Basis:
Operating margin on a GAAP basis	(35)%	(34)%	(29)%
Stock-based compensation	16	23	27
Operating margin on a non-GAAP basis	(19)%	(11)%	(2)%